SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

Power Integrations, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box)

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

POWER INTEGRATIONS, INC.

5245 Hellyer Avenue

San Jose, California 95138-1002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2023

Dear Stockholder:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Power Integrations, Inc., a Delaware corporation (“Power Integrations,” the “Company,” “we,” and “us”). The Annual Meeting will be held via live webcast on Friday, May 19, 2023, at 8:00 a.m., Pacific time.

You will be able to attend the Annual Meeting and ask questions by visiting https://bit.ly/POWI-2023-Annual-Meeting.

The Annual Meeting will be held for the following purposes:

1.	To elect to the Board of Directors (the “Board”) of Power Integrations seven nominees as directors to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified.
2.	To approve, on an advisory basis, the compensation of Power Integrations’ named executive officers, as disclosed in this proxy statement.
3.	To indicate, on an advisory basis, the preferred frequency of advisory votes on the compensation of Power Integrations’ named executive officers.
4.	To ratify the selection by the Audit Committee of the Board of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for the fiscal year ending December 31, 2023.
5.	To conduct any other business properly brought before the meeting or any postponements or adjournments thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

The stockholder list will also be available during the Annual Meeting at http://investors.power.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Friday, May 19, 2023, at 8:00 a.m., Pacific time.

The proxy statement and annual report to stockholders are available at http://www.edocumentview.com/POWI

The Board of Directors recommends that you vote FOR Proposals 1, 2 and 4 identified above.

The record date for the Annual Meeting is March 24, 2023 (the “Record Date”). Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

On or about March 31, 2023, we are mailing to most of our stockholders at the close of business on the Record Date a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of the proxy materials. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2022 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive a Notice will receive a paper copy of the proxy materials by mail. We believe that this process will allow us to provide our stockholders with the information they need in a timelier manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

By Order of the Board of Directors
/s/ Sandeep Nayyar
Sandeep Nayyar
Chief Financial Officer & Vice President of Finance

San Jose, California

March 31, 2023

You are cordially invited to attend the meeting virtually by visiting https://bit.ly/POWI-2023-Annual-Meeting. Whether or not you expect to attend the meeting, please complete, date, sign and return a proxy card, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting by following the instructions in this proxy statement. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

POWER INTEGRATIONS, INC.

5245 Hellyer Avenue

San Jose, California 95138-1002

PROXY STATEMENT

FOR THE 2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2023

MEETING AGENDA

Proposal No.	Proposal	Board Vote Recommendation

1	To elect to the Power Integrations Board of Directors seven nominees as directors to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified.	For each Power Integrations director nominee

2	To approve, on an advisory basis, the compensation of Power Integrations’ named executive officers, as disclosed in this proxy statement.	For

3	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of Power Integrations’ named executive officers.	No recommendation given

4

To ratify the selection by the Audit Committee of the Board of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for the fiscal year ending December 31, 2023.

For

POWER INTEGRATIONS, INC.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

The Board of Power Integrations is soliciting your proxy to vote at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements thereof. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return a proxy card, or follow the instructions below or in the Notice described below to submit your proxy over the telephone or the internet.

Why did I receive a Notice in the mail regarding the availability of proxy materials on the internet?

We are pleased to take advantage of rules of the Securities and Exchange Commission (the “SEC”) that allow companies to furnish their proxy materials over the internet. Accordingly, we are sending to most of our stockholders of record a Notice of Internet Availability of Proxy Materials (the “Notice”) on or about March 31, 2023. To those that we do not send a Notice, we will send a full set of proxy materials, which include this proxy statement and an annual report to stockholders, on or about the same date. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form or electronically by email on an ongoing basis. A stockholder’s election to receive proxy materials by mail or email will remain in effect until the stockholder terminates it.

Will I receive any other proxy materials by mail?

If we send you a Notice, we may (but are not required to) send you a proxy card, along with a second Notice, on or after March 31, 2023.

How do I attend the Annual Meeting?

The Annual Meeting will be held on Friday, May 19, 2023, at 8:00 a.m. Pacific time. We will be hosting the Annual Meeting only by means of a live webcast; there will not be a physical meeting location. The live video webcast will begin promptly at 8:00 a.m. Pacific time. We encourage you to access the meeting in advance of the designated start time to have ample time for check-in procedures. To attend the Annual Meeting virtually via the internet, please visit https://bit.ly/POWI-2023-Annual-Meeting. Attendance “in person” as used in this proxy statement means your attendance at the Annual Meeting on the live video webcast.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on March 24, 2023 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, there were 57,191,467 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on the Record Date, your shares were registered directly in your name with Power Integrations’ transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or the internet as instructed below or in the Notice to ensure your vote is counted. To vote at the Annual Meeting, please attend the Annual Meeting virtually via the internet by visiting https://bit.ly/POWI-2023-Annual-Meeting, and by printing a blank ballot that will be made available on the day of the Annual Meeting at http://investors.power.com, completing it manually (including the 16-digit control number) and submitting it as instructed at the Annual Meeting. Ballots must be received by the close of voting at the Annual Meeting in order to be included in the vote tabulation.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on the Record Date, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are, or a Notice is, being sent to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

List of Stockholders

A list of stockholders entitled to vote at the Annual Meeting will be available for examination for any purpose germane to the Annual Meeting during normal business hours for ten days prior to the Annual Meeting at our corporate headquarters. Please email us at ir@power.com to arrange a time to review the list. The stockholder list will also be available during the Annual Meeting at http://investors.power.com.

What am I voting on?

There are four matters scheduled for a vote:

●	Election of our Board of Directors’ seven nominees as directors to serve until the 2024 annual meeting of stockholders and until their successors are duly elected and qualified;
●	Approval, on an advisory basis, of the compensation of Power Integrations’ named executive officers, as disclosed in this proxy statement;
●	Advisory indication of the preferred frequency of stockholder advisory votes on the compensation of Power Integrations’ named executive officers; and
●	Ratification of the selection by the Audit Committee of the Board of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for the fiscal year ending December 31, 2023.

These items of business are more fully described in the proxy statement accompanying this Notice.

What if another matter is properly brought before the Annual Meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the proxy card to vote on those matters in accordance with their best judgment.

Why didn’t I receive a Notice in the mail regarding the Internet availability of proxy materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials instead of a Notice. If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided in your Notice, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card, to vote using the internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in the future. Alternatively, you can go to www.investorvote.com/powi and enroll for online delivery of proxy materials.

Can I vote my shares by filling out and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by the internet, by telephone, by requesting and returning a paper proxy card, or by submitting a ballot in person at the Annual Meeting.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting by following the directions above, vote by proxy using a proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time), or vote by proxy over the telephone or the internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person at the Annual Meeting if you have already voted by proxy.

●	To vote at the Annual Meeting, please attend the Annual Meeting virtually via the internet by visiting https://bit.ly/POWI-2023-Annual-Meeting, and by printing a blank ballot that will be made available on the day of the meeting at http://investors.power.com, completing it manually (including the 16-digit control number) and submitting it as instructed at the meeting. Ballots must be received by the close of voting at the meeting in order to be included in the vote tabulation.
●	To vote using the proxy card, simply complete, sign and date the proxy card (which is enclosed if you received this proxy statement by mail or that you may request or that we may elect to deliver at a later time) and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
●	To vote over the telephone, dial toll-free 1-800-652-VOTE (8683) in the United States or Canada using a touch-tone phone and follow the recorded instructions. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via telephone are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Pacific time, on May 19, 2023, to be counted.
●	To vote on the internet, registered holders may go to www.investorvote.com/powi to complete an electronic proxy card. You will be asked to provide Power Integrations’ number and control number from the enclosed proxy card or Notice. Specific instructions to be followed by any registered stockholder interested in voting via the internet are set forth on the proxy card or Notice. Your vote must be received by 1:00 a.m., Pacific time, on May 19, 2023, to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials or Notice containing voting instructions from that organization rather than from Power Integrations. Simply complete and mail the voting instruction form or follow the voting instructions in the Notice to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank to request a proxy form.

We provide internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the Record Date.

What happens if I do not vote?

Stockholder of Record; Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, by telephone, over the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange (the “NYSE”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the applicable rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management supported. Accordingly, your broker or nominee may not vote your shares on Proposals 1, 2 or 3 without your instructions but may vote your shares on Proposal 4.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all our seven nominees for director, “For” the advisory approval of executive compensation, and “For” the ratification of the Audit Committee’s selection of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for its fiscal year ending December 31, 2023; your shares will not be voted on the proposal for the preferred frequency of advisory votes to approve executive compensation. If any other matter is properly presented at the Annual Meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or set of proxy materials?

If you receive more than one Notice or set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials or Notices to ensure that all of your shares are voted.

Can I change my vote or revoke my proxy after submitting my proxy?

Stockholder of Record; Shares Registered in Your Name

Yes. You can change your vote or revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may change your vote or revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.
●	You may vote again over the internet or by telephone.
●	You may send a timely written notice that you are revoking your proxy to Power Integrations’ Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002.
●	You may attend the Annual Meeting and vote at the Annual Meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner; Shares Registered in the Name of a Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 2, 2023, to our Corporate Secretary at 5245 Hellyer Avenue, San Jose, California 95138-1002; provided, however, that if our 2024 annual meeting of stockholders is held before April 19, 2024, or after June 18, 2024, then the deadline is a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2024 annual meeting of stockholders. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our Bylaws, you must provide specified information in writing to our Corporate Secretary at the address above by December 2, 2023, except that if our 2024 annual meeting of stockholders is held before April 19, 2024, or after June 18, 2024, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such public announcement of the date of such meeting is made. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, with respect to the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and with respect to other proposals, votes “For,” “Against,” abstentions and, if applicable, broker non-votes. Abstentions and broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

When a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to elect directors?

Proposal 1, the election of directors at this Annual Meeting is an uncontested election and, as a result, the majority-voting provisions of our Corporate Governance Guidelines are applicable to this election. Pursuant to our Corporate Governance Guidelines, each of the nominees has tendered an irrevocable resignation as a director, which resignation is conditioned upon both (A) such director failing to have received more “For” votes than “Withheld” votes in this election and (B) acceptance by the Board of Directors of such resignation. Under our Corporate Governance Guidelines, the nominees were required to tender the irrevocable resignations before the Board could nominate the nominees for re-election as director.

If, in an uncontested election such as this election, a director fails to receive more “For” votes than “Withheld” votes for election, then, within 90 days following certification of the stockholder vote, the Nominating and Governance Committee will act to determine whether to accept the director’s conditional resignation and will submit such recommendation for prompt consideration by the Board, and the Board will act on the Nominating and Governance Committee’s recommendation. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s conditional resignation.

Although for the election of our seven nominees as directors, the seven nominees receiving the most “For” votes (among votes properly cast in person or by proxy and entitled to vote on the election of directors) will be elected as a director, if a director receives more “Withheld” votes than “For” votes that director may cease to be a director if the Board determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts the Board may deem relevant, the Board decides to accept a director’s conditional resignation.

How many votes are needed to approve each of Proposals 2 and 4?

To be approved, each of Proposals 2 and 4 must receive more “For” votes than “Against” votes on the matter. If you “Abstain” from voting, it will have no effect on the outcome of the vote on the proposal. Broker non-votes will also have no effect.

How many advisory votes are needed to approve Proposal 3?

The frequency receiving the votes of holders of a majority of shares present in person or represented by proxy and voting on the frequency at the Annual Meeting will be considered the frequency preferred by the stockholders. If you “Abstain” from voting, it will have no effect. Broker non-votes will also have no effect. If no frequency receives votes from a majority of the shares voting on this proposal, no preferred frequency will have been approved by the stockholders.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the Annual Meeting in person or represented by proxy. On the Record Date, there were 57,191,467 shares outstanding and entitled to vote. Thus the holders of 28,595,734 shares must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you attend the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chair of the Annual Meeting or the holders of a majority of the shares present at the Annual Meeting in person or represented by proxy may adjourn the Annual Meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

We expect to announce the preliminary voting results at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file with the SEC within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an amendment to the Form 8-K to publish the final results.

What proxy materials are available on the internet?

The proxy statement and annual report to stockholders are available at: http://www.edocumentview.com/POWI.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board is elected annually at the annual meeting of stockholders. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy shall serve for the remainder of the year, and until the director’s successor is duly elected and qualified. This includes vacancies created by an increase in the number of directors.

As of April 1, 2023, the Board will have nine members, all of whose terms of office expire at the Annual Meeting. Each of William George and Necip Sayiner, current members of our Board, are retiring from their service on the Board effective at the Annual Meeting; accordingly, the size of the Board will be reduced to seven members effective at the Annual Meeting. Effective at the Annual Meeting, Balu Balakrishnan and Balakrishnan S. Iyer, each current members of the Board, will be appointed as Chairman of the Board and Lead Independent Director, respectively. Proxies may not be voted for a greater number of persons than the number of nominees named.

Each of the nominees listed below is currently a director of Power Integrations who was previously elected by the stockholders, other than Nancy Gioia, who was appointed by the Board on December 22, 2022 to serve as director beginning on January 1, 2023, and Ravi Vig, who was appointed by the Board on February 3, 2023 to serve as director beginning on April 1, 2023. Both Ms. Gioia and Mr. Vig were recommended to the Board by the Nominating and Governance Committee following its review of a number of potential nominees. If elected at the Annual Meeting, each of these nominees would be elected and qualified to serve until the 2024 annual meeting of stockholders and until his or her successor is duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is Power Integrations’ policy to encourage directors and director nominees to attend the Annual Meeting. All of the Company’s then eight directors attended the 2022 annual meeting of stockholders.

Directors are elected by a plurality of the votes of the holders of shares present in person or by proxy and entitled to vote on the election of directors. Unless marked otherwise we will vote executed proxies returned to us for the nominees named below. The seven nominees receiving the highest number of affirmative votes will be elected. If a nominee receives more “Withheld” votes than “For” votes, then notwithstanding the election of that nominee, if the Board determines that, based on the fact that the director received more “Withheld” votes than “For” votes, and the other facts it may deem relevant, the Board may decide to accept the nominee’s conditional resignation previously submitted as required under our Corporate Governance Guidelines. See “How many votes are needed to elect directors?” in “Questions and Answers about These Proxy Materials and Voting” above for a description of these guidelines. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares may be voted for the election of a substitute nominee proposed by Power Integrations. Each person nominated for election has agreed to serve if elected. Power Integrations’ management has no reason to believe that any nominee will be unable to serve.

This Proposal 1 is to elect the seven nominees as directors. The biography of each of the nominees below contains information regarding such nominees as of March 24, 2023, including age, service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes and skills of each director, including those that led to the Nominating and Governance Committee’s and the Board’s conclusion that each nominee should continue to serve as a director of Power Integrations.

Wendy Arienzo, Ph.D., age 67, has served as a director of Power Integrations since April 2017. Dr. Arienzo has more than three decades of technical and managerial experience in technology industries, including the semiconductor and power-electronics industries. From September 2013 to December 2021, she served as vice president of operations at Fujifilm Dimatix, Inc., a subsidiary of Fujifilm Corporation and a leading supplier of piezoelectric industrial print heads. Previously, she was chief executive officer and a director of ArrayPower, a developer of software-defined inverter technology for solar-energy systems. Her prior experience includes a series of executive and technical roles at NXP Semiconductors (and its predecessor, Philips Semiconductor), IBM Corp. and AT&T Bell Laboratories, among others. Dr. Arienzo is also a director of Ichor Holdings, Ltd., a company that designs, engineers, and manufactures fluid delivery subsystems and components for semiconductor capital equipment.

Dr. Arienzo has a B.S. and an M.S. in Materials Science Engineering from Brown University, and a Ph.D. in Materials Science Engineering from Stanford University.

We believe Dr. Arienzo is qualified to serve as a director due to her extensive leadership in the semiconductor and power-electronics industries.

Balu Balakrishnan, age 68, has served as president and chief executive officer and as a director of Power Integrations since January 2002. He served as president and chief operating officer from April 2001 to January 2002. From January 2000 to April 2001, he was vice president of engineering and strategic marketing. From September 1997 to January 2000, he was vice president of engineering and new business development. From September 1994 to September 1997, Mr. Balakrishnan served as vice president of engineering and marketing. Before joining Power Integrations in 1989, Mr. Balakrishnan was employed for 11 years by National Semiconductor Corporation, where his responsibilities included engineering and product-line management.

Mr. Balakrishnan, who has 45 years of engineering, marketing and management experience in the semiconductor industry, is the chief inventor of several key Power Integrations products and technologies and has been issued more than 200 U.S. patents. He has received the Discover Award for Technological Innovation as well as a TechAmerica Innovator Award, both in recognition of the environmental benefits of EcoSmart technology. Mr. Balakrishnan has an M.S.E.E. from the University of California, Los Angeles, and a B.S.E.E. from UVCE College of Engineering, Bangalore University, India. He has also completed the Directors Certification Program at the University of California, Los Angeles.

We believe Mr. Balakrishnan is qualified to serve as a director due to his extensive leadership experience and his experience in guiding our growth as our president and chief executive officer since 2002.

Nicholas E. Brathwaite, age 64, has served as a director of Power Integrations since January 2000. A veteran of the semiconductor industry, Mr. Brathwaite served as a member of the board of directors of Tessera Technologies, Inc., a technology innovator that invests in, licenses and delivers innovative miniaturization technologies, from February 2008 until May 2011, Lighting Science Group Corporation, a provider of eco-friendly LED lighting products, from June 2012 to January 2014 and Inphi Corporation, a high speed analog semiconductor company from August 2013 to April 2021. Mr. Brathwaite currently serves on the board of directors of Northwestern Mutual, a financial services organization.

Mr. Brathwaite is a founding managing partner of Celesta Capital, a deep technology investment firm with investments worldwide (including over ten semiconductor companies), which he joined in 2013 and is also a founding partner of Riverwood Capital, a growth equity, middle market technology investment firm with investments in Asia, Latin America and the United States (including five semiconductor companies), which he joined in January 2008. Mr. Brathwaite has been involved with semiconductor companies, hardware development (including power supplies) and electronic services (including manufacturing) since 1986. Mr. Brathwaite was the chief executive officer of Aptina Imaging Corporation, a fabless semiconductor company and a wholly owned subsidiary of Micron Technology, serving similar markets, customers and applications as those of Power Integrations, from April 2008 to July 2009, and was chairman of the company’s board of directors until Aptina was acquired by ON Semiconductor in August 2014. He served as the vice president of technology of Flextronics International Ltd., an electronics company, from 1995 to 2000, and as Flextronics’ chief technology officer from 2000 until 2007, where he played a leading role in the transformation of Flextronics from a small contract manufacturer to a global electronics manufacturing service provider, during which revenues grew from $150 million to $30 billion. At Flextronics he initiated, built and managed several businesses with revenues ranging from $30 million to $6 billion, including ODM services, power supplies and other component businesses. He joined Flextronics in 1995 when Flextronics acquired nChip, Inc., a multi-chip module company, where Mr. Brathwaite held the position of vice president and general manager of operations from 1992 to 1996. As a founding member of nChip, Inc., Mr. Brathwaite was responsible for all manufacturing and operational activities including wafer fabrication, wafer test and module assembly. Before joining nChip, Inc., Mr. Brathwaite spent six years with Intel Corporation, a microprocessor company, in various engineering management positions in technology development and manufacturing.

Mr. Brathwaite has significant experience in mergers and acquisitions, having participated in more than 50 transactions ranging from $2 million to $10 billion; he was a member of Flextronics’s four-person acquisition committee and was responsible for leading due diligence and integration activities on several of these acquisitions. Mr. Brathwaite is familiar with many of Power Integrations’ customers, including important decision makers and decision making processes, and is familiar with Asian and European markets, supply-chain and business processes.

Mr. Brathwaite received a B.S. in Applied Chemistry from McMaster University, and an M.S. in Polymer Science & Engineering from University of Waterloo. Mr. Brathwaite has also completed the Wharton Executive Education Training Program on Corporate Governance.

We believe Mr. Brathwaite is qualified to serve as a director due to his executive leadership and financial and investment experience, as well as his public company board experience.

Anita Ganti, age 51, has served as director of Power Integrations since April 2020. Mrs. Ganti is a seasoned leader in the technology industry, including extensive experience in the analog semiconductor industry. She has been a customer-facing executive fostering executive level engagements with customers such as Apple, Google, Microsoft, Facebook, FedEx, Walmart, Comcast, Telstra, Starbucks, Medtronic and Cisco. From 2015 to 2019 she served as senior vice president of the product engineering services organization of Wipro Limited, a leading global information technology, consulting and business process services company, where she was responsible for offerings and operations with annual revenues exceeding $600 million. Previously she was vice president of global technology at Flex Ltd. (formerly Flextronics), a global electronics manufacturing services company, from 2013 to 2015. From 2008 to 2013 Mrs. Ganti was employed by Texas Instruments, a global semiconductor design and manufacturing company, where she served as general manager of the company’s precision signal path division. Since 2008 she has undertaken business transformation and turnarounds, delivering results through change and growth, including acquisitions. Mrs. Ganti has led diverse teams across multiple geographical locations. She has not only built businesses from concept to market leadership but also built alliances with technology partners and customers. She mentors women taking on leadership roles in technology organizations and champions diversity and inclusion.

Mrs. Ganti has a bachelor’s degree in electrical engineering from Veermata Jijabai Technological Institute in India, an M.S.E.E. from Virginia Polytechnic Institute and State University, and an M.B.A. from the Wharton School, University of Pennsylvania.

We believe Mrs. Ganti is qualified to serve as a director due to her extensive operating experience and executive leadership and her deep knowledge of the technology industry.

Nancy Gioia, age 62, was appointed as a director of Power Integrations, effective January 1, 2023. Ms. Gioia retired from Ford Motor Company in 2014 after more than 33 years of service including executive roles in product development, manufacturing, and strategy and planning. Among her roles at Ford, she served as director of global electrification, leading all aspects of the company’s electrified vehicle technologies and product portfolio. She currently serves on the boards of Lucid Group and Brady Corporation, and her past board roles include Meggitt PLC and Exelon Corporation.

Ms. Gioia holds a bachelor’s degree in Electrical Engineering from the University of Michigan – Dearborn and a M.S. in Manufacturing Systems Engineering from Stanford University.

We believe Ms. Gioia is qualified to serve as a director due to her decades of experience at a leading global automaker, her business expertise, and her extensive knowledge of the automotive industry.

Balakrishnan S. Iyer, age 66, has served as a director of Power Integrations since February 2004. Mr. Iyer has served on public company boards since 2001. He served on the board of directors of Clarivate Plc, a global leader in providing trusted insights and analytics, until December 2022. Mr. Iyer also served on the board of directors of Skyworks Solutions until May 2020; Churchill Capital Corp, a special purpose acquisition company, until its merger with Clarivate Analytics in May 2019; IHS Markit, until April 2019; QLogic Corporation, until its acquisition by Cavium in August 2016; IHS Inc., until its merger with Markit Ltd. in July 2016; Life Technologies Corporation, prior to its acquisition by Thermo Fisher Scientific Inc. in 2014; Overture Systems, prior to the sale of the company to Yahoo; and Conexant Systems, Inc., a designer, developer and seller of semiconductor systems solutions for communications applications, prior to the company’s acquisition by Golden Gate Capital.

Mr. Iyer retired from Conexant Systems in 2003 after serving for five years as senior vice president and chief financial officer. In that role, Mr. Iyer was responsible for all the financial functions for the company including operational finance, controllership, treasury, tax and investor relations as well as strategy and business development. He raised $1 billion for the company and completed more than a dozen acquisitions valued at over $2 billion. He also led the execution of the strategic restructuring of the company from an integrated semiconductor company with a full range of manufacturing operations to a family of pure-play fabless semiconductor companies. Earlier in his career, Mr. Iyer worked in Silicon Valley for 17 years in the semiconductor industry in finance roles at Advanced Micro Devices, Cypress Semiconductor and VLSI Technology (where he was senior vice president and chief financial officer), and in engineering roles at National Semiconductor Corporation.

Mr. Iyer has significant experience in audit committee matters, as well as corporate governance, financing and acquisition matters. At IHS, he served as chairman of the audit committee since he joined its board of directors in 2003 until its merger with Markit in July 2016, helping oversee the company’s preparation to become a public company, including the recruiting of key finance team members, preparation of the registration statement and implementation of Sarbanes-Oxley Act Section 404. Mr. Iyer was previously chairman of the audit committee at QLogic and chairman of the audit and nominating committees at Life Technologies and Skyworks Solutions as well as the governance and nominating committee at Conexant Systems. He serves on the board of directors of the Forum for Corporate Directors, an organization focused on corporate governance and also on the advisory board of the NACD Pacific Southwest Chapter as well as the California State University Fullerton Center for Corporate Reporting and Governance. As a board member, Mr. Iyer has overseen more than 100 acquisitions and divestitures valued at over $50 billion, and more than $10 billion in equity and debt financing.

Mr. Iyer has a B.S. in Mechanical Engineering from the Indian Institute of Technology, an M.S. in Industrial Engineering from the University of California, Berkeley and an M.B.A. in Finance from the Wharton School, University of Pennsylvania.

We believe Mr. Iyer is qualified to serve as a director due to his extensive experience overseeing a wide range of public companies, his business expertise in the semiconductor industry and his financial management expertise.

Ravi Vig, age 62, was appointed as a director of Power Integrations, effective April 1, 2023. Mr. Vig served as president and chief executive officer and on the board of directors of Allegro MicroSystems, Inc., a global leader in power and sensing semiconductors, until his retirement in June 2022. During his 38-year career at Allegro and its parent company, Sanken North America, Mr. Vig served in a succession of roles including leadership of Allegro’s sensor business unit and its business-development organization before becoming chief executive officer of Allegro in 2017. In 2017 he brought in private equity investment into a previously privately held company, beginning the process of restructuring and corporate transformation. As president and chief executive officer, he transformed Allegro into a fabless, asset-lite, high-growth, innovation-focused company and market leader in power and sensing semiconductors. In 2020, he brought the company public and steered it onto a path of strong equity growth, accelerating revenue and greatly improving gross margins. During his leadership, Allegro was named to Inc. Magazine’s Best Led Companies list. Mr. Vig serves as a member of the board of directors of Anokiwave, a privately held, fabless semiconductor company, and is a member of the board of trustees for the Committee for Economic Development of the Conference Board.

Mr. Vig holds a B.S. in Electrical Engineering from Rutgers University, an M.S. in Electrical Engineering from Dartmouth College, an M.B.A. from Southern New Hampshire University, and a leadership certificate from Yale University’s Graduate School of Management. Mr. Vig holds more than 60 patents in semiconductor and sensor design, applications and packaging.

We believe Mr. Vig is qualified to serve as a director due to his extensive strategic, technical and operational knowledge of the semiconductor sector and automotive and industrial markets and global customer engagement expertise.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE

Board Diversity Matrix (as of March 31, 2023)

The following table summarizes certain self-identified personal characteristics of our directors in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the meaning given to it in rule and related instructions.

Total Number of Directors:	6*

Part I: Gender Identity	Female	Male
Directors	3	3

Part II: Demographic Background
African American or Black	‒	1
Asian	1	2
White	2	‒
*	Excluded from the table are each of Drs. William L. George and Necip Sayiner, who are retiring from the Board effective at the Annual Meeting.

Independence of the Board

As required under the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), a majority of the members of our Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with Power Integrations’ counsel to ensure that the Board’s determinations are consistent with all relevant securities laws and other laws and regulations regarding the definition of “independent,” including those set forth in the applicable Nasdaq listing standards, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Power Integrations, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that all of the directors, other than Mr. Balakrishnan, our president and chief executive officer, are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of the directors or nominees for director other than Mr. Balakrishnan had a material or other disqualifying relationship with Power Integrations. Mr. Balakrishnan, by virtue of being Power Integrations’ president and chief executive officer, is not an independent director.

Information Regarding the Board and Its Committees

The Board has adopted the Corporate Governance Guidelines to help assure that the Board will have the necessary authority and practices in place to make decisions that are independent of Power Integrations’ management. The guidelines are also intended to align the interests of directors and management with Power Integrations’ stockholders. The Corporate Governance Guidelines set forth the practices the Board will follow with respect to, among other things, Board composition and selection, Board meetings, executive officer succession planning, Board committees, compensation, director stock ownership and director education and orientation. The Corporate Governance Guidelines are available on our website: www.power.com.

The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

The following table provides membership information and meeting information for fiscal year 2022 for each of the Audit, Compensation and Nominating and Governance Committees:

Nominating and
Name	Audit	Compensation	Governance
Wendy Arienzo		X†	X
Balakrishnan S. Iyer	X†		X
Nicholas E. Brathwaite (1)		X	X†
Anita Ganti	X
William L. George		X	X
Jennifer Lloyd (2) (3)	X	X
Necip Sayiner	X
Steven J. Sharp (4)
Total meetings in year 2022	6	6	5
†	Committee Chair.
(1)	Effective October 25, 2022, Mr. Brathwaite was appointed to the Compensation Committee after Dr. Lloyd’s resignation from the Board.
(2)	Effective July 1, 2022, Dr. Lloyd replaced Dr. Sayiner on the Compensation Committee until Dr. Lloyd’s resignation from the Board effective October 25, 2022.
(3)	Dr. Lloyd served as a member of the Audit Committee until she resigned from the Board effective on October 25, 2022.
(4)	Mr. Sharp served as a director until he retired from the Board effective at the 2022 Annual Meeting of Stockholders held on May 20, 2022.

Below is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Power Integrations.

Audit Committee

The Audit Committee oversees Power Integrations’ corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions, including:

●	evaluates the performance of and assesses the qualifications of the independent registered public accounting firm;
●	determines and approves the engagement of the independent registered public accounting firm;
●	determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;
●	reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;
●	monitors the rotation of partners of the independent registered public accounting firm on Power Integrations’ audit engagement team as required by law;
●	confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting;
●	establishes procedures, as required under applicable law, for the receipt, retention and treatment of whistleblower complaints received by Power Integrations regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
●	meets to review Power Integrations’ annual audited consolidated financial statements and quarterly financial statements with management and the independent registered public accounting firm;
●	reviews and, if it determines appropriate, approves related person transactions;
●	reviews and discusses with management and, as appropriate, the independent auditor, the company’s major financial risk exposures and the steps taken by management to monitor and control these exposures; and
●	adopts procedures for monitoring and enforcing compliance with the Code of Business Conduct and Ethics.

As of the date of this proxy statement, three directors compose the Audit Committee: Mr. Iyer, Mrs. Ganti and Dr. Sayiner. The Board has adopted a written Audit Committee Charter which can be found on our website at www.power.com. The Audit Committee met six times in 2022.

The Board annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of Power Integrations’ Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards). The Board has determined that each of Mr. Iyer and Dr. Sayiner qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Iyer’s and Dr. Sayiner’s level of knowledge and experience based upon their extensive experience, including as senior executive officers with financial oversight functions.

Compensation Committee

The Compensation Committee reviews and approves the overall compensation strategy and policies for Power Integrations. For this purpose, the Compensation Committee performs several functions, including:

●	with respect to the chief executive officer, reviews and approves all compensation, including incentive-based compensation and equity compensation awards while seeking to achieve an appropriate level of risk and reward, and develops and reviews annual performance objectives and goals relevant to compensation and awards and evaluates the performance of the chief executive officer in light of these goals and objectives;
●	reviews incentive-based compensation plans in which our executive officers participate, and determines the salaries, incentive and equity compensation for executive officers, and oversees the evaluation of management;
●	approves all employment, severance, or change-in-control agreements, special or supplemental benefits, or provisions including the same, applicable to executive officers;
●	proposes the adoption, amendment, and termination of stock option plans, stock appreciation rights plans, retirement and profit-sharing plans, stock bonus plans, stock purchase plans, bonus plans, deferred compensation plans, and other similar programs;
●	grants rights, participation and interests in our compensation plans to eligible participants;
●	approves and periodically reviews the salary, bonus and equity award ranges for non-executive officers and other employees, and authorizes the chief executive officer to approve compensation levels for such non-executive officers and other employees within such ranges;
●	reviews and approves such other compensation matters as the Board or the chief executive officer wishes to have the Compensation Committee approve;
●	reviews and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees and any changes thereto, other than compensation received pursuant to automatic equity award grants under stockholder approved equity compensation plans;
●	reviews with management the Compensation Discussion and Analysis (included in this proxy statement) and considers whether to recommend that it be included in proxy statements and other filings;
●	reviews and evaluates the results of advisory votes of the company’s stockholders regarding executive compensation; and
●	reviews with the chief executive officer the plans for succession to the offices of Power Integrations’ executive officers and makes recommendations to be considered by the Board with respect to the selection of appropriate individuals to succeed to those positions.

As of the date of this proxy statement, three directors compose the Compensation Committee: Drs. Arienzo and George and Mr. Brathwaite. All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Board has adopted a written Compensation Committee Charter, which can be found on our website at www.power.com. The Compensation Committee met six times in 2022.

Compensation Committee Processes and Procedures

The Compensation Committee of the Board determines all compensation for our executive officers, including our chief executive officer. The Compensation Committee also administers our compensation plans, including equity incentive plans, and makes recommendations to the Board regarding the adoption, amendment, and termination of these compensation plans. The Compensation Committee also analyzes, considers and recommends to the Board the compensation to be paid to our non-employee directors for their service on the Board and its committees, other than compensation received pursuant to automatic equity award grants under stockholder-approved equity compensation plans.

The Compensation Committee has the authority to obtain advice or assistance from consultants, legal counsel, accounting or other advisors as appropriate, to perform its duties, and to determine the terms, costs and fees for such engagements, which are paid for by Power Integrations. The Compensation Committee also has full access to all books, records, facilities and personnel of Power Integrations. The Compensation Committee may from time to time delegate duties or responsibilities to subcommittees or to one member of the Compensation Committee.

The Compensation Committee meets as often as it deems appropriate, but not less frequently than once each year to review the compensation and awards of the executive officers and other employees of Power Integrations, and otherwise perform its duties under its charter.

Our chief executive officer, Mr. Balakrishnan, reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including the compensation of the named executive officers, so that the Compensation Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. Mr. Balakrishnan makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to provide it with advice on competitive compensation plans. The Compensation Committee considers, but is not bound to and does not always accept, management’s or the outside consultant’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan’s compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan’s compensation without him present.

Mr. Balakrishnan attends some of the Compensation Committee’s meetings, but leaves the meetings as appropriate when matters of executive compensation specific to him are discussed.

For 2022, the Compensation Committee engaged an independent compensation consulting firm, Radford, part of the Rewards and Solutions practice at Aon plc (“Aon”), to assist in the analysis of compensation survey data. Aon attended Compensation Committee meetings from time to time and provided peer group analysis, feedback and recommendations to the Compensation Committee on executive compensation and director compensation. Aon was instructed to review compensation at peer companies for the named executive officers and the company’s directors, and to give comments and recommendations based on that review. Aon was also expected to use its experience with the company and other similar companies and to apply judgment based on that experience. In addition to survey data, the Compensation Committee analyzes information reported in peer companies’ SEC filings for all elements of compensation, including salary, cash incentive compensation and equity compensation. The Compensation Committee reviews on at least an annual basis the six factors required by Nasdaq to be reviewed by the Compensation Committee regarding the compensation consultant prior to receiving advice from the compensation consultant.

Subject to business needs, the Compensation Committee’s policy is to grant restricted stock units (“RSUs”), to certain new employees on the first trading day of the month following the date of hire. In addition, we make grants of annual performance stock units (“PSUs”) and RSUs to continuing non-executive employees generally on the first day the company’s common stock trades on the Nasdaq Global Select Market in April of such year, and the Compensation Committee makes grants to executive officers on the date of Compensation Committee action with respect to PSUs and RSUs.

The Board determines outside director compensation, after receiving the recommendations from the Compensation Committee and the same independent consultant engaged by the Compensation Committee and used by the Compensation Committee in connection with determining executive officer compensation.

A further description of the Compensation Committee processes and procedures and the specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2022 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for recommending the nomination of directors to the Board and for establishing and monitoring our corporate governance. For this purpose, the Nominating and Governance Committee performs several functions, including:

●	evaluates and recommends to the Board director nominees for each election of directors;

●	determines criteria for selecting new directors, including desired board skills and attributes, and identifies and actively seeks individuals qualified to become directors;
●	reviews and makes recommendations to the Board concerning qualifications and the appointment and removal of committee members;
●	develops, recommends for Board approval, and reviews on an ongoing basis the adequacy of Power Integrations’ corporate governance principles;
●	reviews, discusses and assesses the performance of the Board, including Board committees; and
●	considers Board nominees and proposals submitted by stockholders or proposals to be submitted by the company to the company’s stockholders regarding corporate governance matters and makes recommendations to the Board regarding such matters, and establishes any policies, processes and procedures, including procedures to facilitate stockholder communication with the Board.

The Board has adopted a written Nominating and Governance Committee Charter, which can be found on our website at www.power.com. As of the date of this proxy statement, four directors compose the Nominating and Governance Committee: Messrs. Brathwaite and Iyer and Drs. Arienzo and George. The Nominating and Governance Committee met five times in 2022. All members of the Nominating and Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards).

In considering whether to recommend any candidates for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Governance Committee applies the criteria set forth in Power Integrations’ Corporate Governance Guidelines. These criteria include the candidate’s ability to read and understand financial statements, age, personal integrity and ethics, relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated experience in his or her field, ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the company’s stockholders. In addition, when conducting its assessment, the Nominating and Governance Committee considers any criteria for director qualifications set by the Board, as well as diversity, skills, and such other factors as it deems appropriate given the current needs of the Board and the company to maintain a balance of knowledge, experience and capability. When considering diversity, the Board and Nominating and Governance Committee views “diversity” as diversity of experience and expertise. The Board and Nominating and Governance Committee believe that having a Board diverse in experience and expertise enables the Board, as a body, to have the broad range of requisite expertise and experience to guide the company and management and to fulfill its role of oversight and stewardship. However, neither the Board nor the Nominating and Governance Committee has developed a policy with respect to diversity in identifying nominees for director, other than as set forth in the Corporate Governance Guidelines to consider diversity when assessing nominees.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to the company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee should be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Governance Committee meets to discuss and consider such candidates’ qualifications and then recommends a nominee to the Board by majority vote.

To date, the Nominating and Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, the Nominating and Governance Committee has not received a timely recommended director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Governance Committee will consider director candidates recommended by stockholders who demonstrate, by written documentation, satisfactory to the Nominating and Governance Committee, that such stockholders hold outstanding shares of the company. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to the Board in 2024 may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: 5245 Hellyer Avenue, San Jose, California 95138-1002 by December 2, 2023. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, and a description of the proposed nominee’s qualifications as a director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Board Leadership Structure

As set forth in Power Integrations’ Corporate Governance Guidelines, the Board’s leadership structure shall be either (a) a separate Chair of the Board and Chief Executive Officer, or (b) a Chair of the Board and Chief Executive Officer who is the same person, together with a Lead Independent Director. The Nominating and Governance Committee determined that either of these structures is appropriate for Power Integrations as each provides for an independent director to take the functional role where it is appropriate for an independent director to fulfill that function. Currently, the Chair of the Board and Chief Executive Officer are separate persons.

Role of the Board in Risk Oversight

The Board has an active role, as a whole and at the committee level, in overseeing management of the company’s risks. The Board regularly reviews information regarding the Company’s credit, liquidity, operations, information technology (“IT”) and cybersecurity practices as well as the risks associated with each. The Audit Committee charter specifies that the committee shall review and discuss with management, and the Company’s independent registered public accounting firm as appropriate, the Company’s major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Nominating and Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the Board is regularly informed through committee reports about such risks. The full Board actively oversees the Company’s IT and cybersecurity policies, procedures and risk assessments, and management reports to the Board on information security matters on a quarterly basis, or more frequently as needed. We engage an external auditor to ensure that our cybersecurity regime conforms to current best practices, and we deliver quarterly cybersecurity awareness training to all employees. We have not experienced a significant security breach in the past three years.

Compensation Policies and Practices as They Relate to Risk Management

With the help of the Compensation Committee’s independent compensation consulting firm, Aon, the Compensation Committee has reviewed the Company’s compensation policies and practices as they relate to risk management for all employees, including executive officers. The compensation policies and practices reviewed by the Compensation Committee included: (1) annual base salaries; (2) the annual and long-term performance-based incentive award plans; (3) equity incentive awards under the 2016 Incentive Award Plan; (4) the Employee Stock Purchase Plan; and (5) the Executive Officer Benefits Agreements. Following such review, the Compensation Committee determined that risks arising from the Company’s compensation policies and practices for its employees are not reasonably likely to have a material adverse effect on the Company. In coming to this conclusion, the Compensation Committee also considered the mitigating effects of the Company’s compensation “claw-back” policy which conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a restatement resulting from intentional misconduct by such officers.

Meetings of the Board

The Board met seven times in 2022. All directors attended at least 75% of the aggregate number of the meetings of the Board and the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members in 2022.

As required under applicable Nasdaq listing standards, in fiscal year 2022, Power Integrations’ independent directors met in regularly scheduled executive sessions at which only independent directors were present.

Stockholder Communications with the Board

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed as follows: Power Integrations Board Communication, 5245 Hellyer Avenue, San Jose, California 95138-1002. Any communication sent must state the number of shares owned by the stockholder making the communication. The communications will be reviewed by the Chair of the Board. The Chair of the Board will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is unduly frivolous, hostile, threatening or similarly inappropriate, in which case, the Chair of the Board shall discard the communication.

Sustainability, Corporate Responsibility and Business Ethics

The average home contains dozens of devices that spend the vast majority of their time in standby or no-load conditions. Due mainly to inefficient power supplies, the energy wasted by these devices adds up to a massive burden on our economy and our environment. In fact, a 2015 study1 found that in an average U.S. home, products in standby or other idle conditions consumed approximately $165 worth of electricity per year. Nationwide, this added up to an amount of power equivalent to the production of 50 large power plants. Our EcoSmart technology drastically reduces the amount of power wasted by electronic products when they are plugged in but not in use. We estimate that in 2022 this technology saved more than 16 terawatt-hours of electricity, an amount equal to the entire annual consumption of about 2.3 million homes.2 In addition to these standby savings, the highly efficient silicon and gallium-nitride transistors incorporated in our integrated circuits also enable highly efficient “active-mode” operation of electronic products. We believe our BridgeSwitch™ motor-driver products offer the highest efficiency available for powering brushless direct current (“DC”) motors used in many home-appliance applications, while our SCALE gate-drivers are used in a variety of clean technologies such as solar and wind energy systems, high-voltage DC transmission lines and electric transportation.

As a producer of technologies and products that generate significant environmental benefits, we understand that there is economic opportunity in operating with the good of society and the environment in mind. We take a long-term approach to planning and decision making, and invest for sustainable growth and profitability. We foster stable, long-term relationships with manufacturing partners holding ISO quality and environmental certifications. We value our employees, giving them the tools and training to grow as individuals, and the freedom to take risks in the service of innovation. During the early stages of the COVID-19 pandemic when many companies reduced headcount or cut back on employee compensation, we gave normal annual salary increases and continued to hire, increasing our headcount by four percent in 2020. As a result of our long-term, sustainable approach, we have a track record of positive earnings, high levels of customer satisfaction and below-average employee turnover relative to our industry.

As a fabless semiconductor company, we regard our manufacturing partners as an extension of our operations. We have a rigorous qualification process and choose only established wafer foundries, assembly and test sub-contractors who are ISO 14001 certified for environmental compliance and IATF 16949 certified for quality management. All of our foundry partners have roadmaps to deliver substantial reductions in GHG/CO2 emissions. We expect our manufacturing partners to subscribe to our Supplier Code of Conduct and regularly audit our suppliers to ensure compliance. As a member of the Responsible Minerals Initiative, we are committed to ensuring that all of our products containing cobalt, tungsten, gold, tantalum and tin are conflict-free or sourced from compliant smelters and refiners.

We operate a 600-kilowatt solar array at our San Jose headquarters, which generates enough power to effectively take one of our three buildings off the grid and to power our parking lot lights. Among the ten largest commercial solar installations in Silicon Valley at the time of its completion, the system is expected to prevent more than 10,000 tons of CO2 emissions over 25 years.  In 2022, we installed additional electric vehicle charging stations at our San Jose headquarters and plan to add nearly a hundred charging stations and more than a megawatt of additional solar capacity in San Jose in 2023. In 2021 we installed 43 kilowatts of solar capacity at our facility in Ense, Germany and in 2022 we opened a new facility in Biel, Switzerland featuring a 25-kilowatt solar array.

We have a skilled and diverse workforce, and we offer competitive compensation including generous benefits, paying an above-average percentage of the cost of employees’ health, dental and vision insurance, flexible spending accounts for healthcare and child-care expenses, matching 401(k) contributions, an employee stock purchase plan, paid vacation and family leave, life and disability insurance, flu vaccinations, tuition reimbursement, charitable gift matching, health-and-wellness programs designed to promote physical well-being and other mental health services. We encourage employee skill growth by offering tuition reimbursement of up to $5,250 each year for job related education. We offer workshops on a range of personal development topics such as financial planning, nutrition and stress management. We also support employees’ charitable giving by matching up to $750 of donations per employee per year.

Additional information, including workforce diversity and injury data, quantitative reporting on energy usage and the energy savings enabled by our products, and the reports and policies listed below, can be found at the “Sustainability and Citizenship” section of our corporate website, www.power.com/company/sustainability-and-citizenship.

●	Supplier Code of Conduct
●	Human Rights Policy

1 National Resources Defense Council, May 2015 (https://www.nrdc.org/sites/default/files/home-idle-load-IP.pdf)

2 U.S. EPA Greenhouse Gas Equivalencies Calculator

●	Conflict Minerals Report to the U.S. Securities and Exchange Commission
●	Conflict Minerals Policy Statement
●	UK Modern Slavery Act Statement
●	Environment, Health and Safety Policy
●	RoHS/REACH Compliant and Halogen Free Statement
●	Certification of REACH SVHC Non-Usage
●	Environmental, Health and Safety Policy
●	Injury and Illness Prevention Program
●	Whistleblower Policy
●	Non-discrimination Policy

Power Integrations has adopted the Power Integrations, Inc. Code of Business Conduct and Ethics, which applies to all officers, directors and employees. The Code of Business Conduct and Ethics can be found on our website, www.power.com, and is available in print to any stockholder who requests it. Requests for printed copies of the Code of Business Conduct and Ethics can be made by writing to Attn: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002. We intend to satisfy the disclosure requirements of Form 8-K regarding an amendment to, or a waiver from, a provision of our Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on our website listed above.

Board Stock Ownership Guidelines

Pursuant to Power Integrations’ Corporate Governance Guidelines and to align the interests of the Company’s directors with the interests of the Company’s stockholders, the Board believes that directors should have a significant financial stake in the Company. Accordingly, the Board believes that each director who has served on the Board for three years (excluding service prior to the date of adoption of the board stock ownership guidelines) should own an aggregate number of shares of our common stock that shall have a value equal to or exceeding three times the annual cash retainer payable by the Company for such director’s service on the Board. At its discretion, the Board may evaluate whether this requirement should be waived in the case of any director, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement. Currently all members of the Board comply with the guidelines.

Chief Executive Officer Stock-Ownership Guidelines

Pursuant to Power Integrations’ Corporate Governance Guidelines and to align the interests of our chief executive officer with the interests of the Company’s stockholders, the Board believes that the chief executive officer should have a significant financial stake in the Company. Accordingly, the Board believes that our chief executive officer who has served as such for three years (excluding service prior to the date of amendment of the chief executive officer stock ownership guidelines) should own an aggregate number of shares of our common stock that shall have a value equal to or exceeding three times the chief executive officer’s then current annual base salary. At its discretion, the Board may evaluate whether this requirement should be waived in the case of the chief executive officer, who, because of his or her personal circumstances, would incur a hardship by complying with this requirement, including as a result of a decrease in the value of our common stock.

In addition to the RSUs, PSUs, and long-term performance stock units (“PRSUs”), Mr. Balakrishnan also owns an aggregate of 456,174 shares of our common stock outright, including through his personal trust, which have a value as of March 24, 2023 of approximately $38.0 million.

Executive Officer Stock Ownership

Although we do not have minimum mandatory stock ownership guidelines for our executive officers other than our chief executive officer, the structure of our compensation programs acts as a functional equivalent of minimum stock ownership requirements, as our executive officers: (1)  hold unvested RSUs, which entitle the executive officers to receive shares of our common stock in the future upon vesting (unvested RSUs as of the Record Date, for the Company’s named executive officers were as follows: 148,150 shares for Mr. Balakrishnan; 57,375 shares for Mr. Nayyar; 30,450 shares for Mr. Matthews; 43,500 shares for Mr. Barsan; and 28,011 shares for Mr. Yee); and (2)  hold unvested PSUs and PRSUs, which entitle the executive officer to receive shares of our common stock in the future upon vesting which occurs upon achieving established performance metrics (currently collectively 232,800 shares for Mr. Balakrishnan; 42,400 shares for Mr. Nayyar; 21,200 shares for Mr. Matthews; 32,800 shares for Mr. Barsan; and 24,130 shares for Mr. Yee).

Minimum Vesting Periods for Executive Officer Equity Grants

Although we do not have minimum mandatory vesting periods for equity grants made to our executive officers, our historical practice, and the practice of our Compensation Committee fully intends to continue in the future, is to have vesting periods on our equity grants typically as follows: (1) for RSUs, vesting over four years with 25% of the shares subject to the RSU vesting on each of the first four anniversaries of the date of grant; (2) for PSUs, vesting after one year, but only to the extent that the performance metrics for the PSUs are met; and (3) for PRSUs vesting after three years, but only to the extent that the performance metrics for the PRSUs are met.

Minimum Vesting Periods for Director Equity Grants

Non-employee directors each receive an annual equity compensation grant, which consists of RSUs that vest in full effective immediately prior to the commencement of the Company’s first annual meeting of stockholders in the year following the year of the annual grant, provided that the recipient is still providing services to the Company as a director. A new eligible director generally receives a similar grant pro-rated to the remaining portion of the year prior to the next annual grants of equity awards to non-employee directors.

Prohibition on Hedging

Our Board has adopted a policy that prohibits directors, executive officers and other insiders (as defined in such policy) from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our common stock at any time.

PROPOSAL 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) and Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Power Integrations’ stockholders are entitled to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this proxy statement in accordance with SEC rules. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

The compensation of the Company’s named executive officers subject to the vote is disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related narrative disclosure contained in this proxy statement. As discussed in those disclosures, the company believes that its compensation policies and decisions are focused on pay-for-performance principles, strongly aligned with our stockholders’ interests and consistent with current market practices. Compensation of the Company’s named executive officers is designed to enable the Company to attract and retain talented and experienced executives to lead the company successfully in a competitive environment.

Our executive compensation program has been designed to retain and encourage a talented, motivated and focused executive team by providing competitive compensation within our market. We believe that our executive compensation program provides an appropriate balance between salary and “at-risk” forms of variable incentive compensation, as well as a mix of incentives that encourage executive focus on both short- and long-term goals as a company without encouraging inappropriate risks to achieve performance.

Highlights of our program include:

●	A mixture of salary and variable incentive compensation that provides for a substantial portion of executive compensation to be “at-risk” and dependent on our performance as a company which aligns the interests of executive officers with those of the company’s stockholders;
●	Long-term, equity-based incentive compensation to align the interests of executive officers with stockholders and to provide each executive officer with an incentive to manage the company from the perspective of an owner with an equity stake in the business; and
●	A compensation “claw-back” policy which conditions the earning and payment of any cash or stock bonuses to executive officers on an agreement to repay a portion of such bonuses in the event of a restatement resulting from intentional misconduct by such officers.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of the Company’s named executive officers as described in this proxy statement by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the Power Integrations’ named executive officers, as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because the vote is advisory, it is not binding on the Board or the Company. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the Board and, accordingly, the Board and the Compensation Committee intend to consider the results of this vote in making determinations regarding executive compensation arrangements in the future.

Advisory approval of this proposal requires the vote of the holders of a majority of the shares present in person or represented by proxy and voting on this proposal at the Annual Meeting. Abstentions and broker non-votes will have no effect.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd-Frank Act and Section 14A of the Exchange Act require that at least once every six years Power Integrations’ stockholders be given the opportunity to indicate their preference regarding how frequently the Company should solicit a non-binding advisory vote on the compensation of the company’s named executive officers as disclosed in the company’s proxy statements. The stockholders were last given such an opportunity at the 2017 annual meeting of stockholders. Accordingly, the Company is again asking stockholders to indicate whether they would prefer an advisory “say-on-pay” vote every year, every two years or every three years by voting on the resolution below. Alternatively, stockholders may abstain from casting a vote.

“RESOLVED, that the alternative of soliciting advisory stockholder approval of the compensation of Power Integrations’ named executive officers once every one, two or three calendar years that receives the votes of the holders of a majority of shares present in person or represented by proxy and voting on this proposal at the Annual Meeting shall be considered the frequency preferred by the stockholders.”

The option that receives the votes of the holders of a majority of shares present in person or represented by proxy and voting on this proposal at the Annual Meeting will be deemed to be the frequency preferred by the stockholders. If no frequency receives votes from a majority of the shares voting on this proposal, no preferred frequency will have been approved by the stockholders.

Although the vote of the stockholders on this proposal is non-binding on the Board and the Company, the Board and the Compensation Committee value the opinions of the stockholders in this matter, and the Board intends to adopt whichever frequency is approved by the holders of a majority of shares present in person or represented by proxy and voting on this proposal at the Annual Meeting. In 2017 stockholders expressed a preference for conducting “say-on-pay” votes each year, and the Board has solicited such votes each year since. In the event that no frequency receives the votes of the holders of a majority of shares present in person or represented by proxy and voting on this proposal at the Annual Meeting, to the extent there is any significant vote in favor of one frequency over the other options, the Board will consider the stockholders’ concerns and evaluate any appropriate next steps. The vote will not be construed to create or imply any change or addition to the fiduciary duties of the company or the Board.

THE BOARD IS NOT MAKING ANY RECOMMENDATION REGARDING PROPOSAL 3

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for the fiscal year ending December 31, 2023. The Board has directed that management submit the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. In determining whether to reappoint the independent auditor, the Audit Committee takes into consideration various factors, including the auditor’s historical and recent performance on the audit; the length of time the firm has served in this role; professional qualifications; the quality of ongoing discussions with the auditor; external data, including recent Public Company Accounting Oversight Board reports on the auditor and its peer firms; and the appropriateness of fees.

Deloitte & Touche LLP has audited Power Integrations’ financial statements since 2005. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither Power Integrations’ Bylaws nor other governing documents or law requires stockholder ratification of the selection of Deloitte & Touche LLP as Power Integrations’ independent registered public accounting firm. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Power Integrations and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and voting on this proposal at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions and broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to Power Integrations for the fiscal years ended December 31, 2022, and 2021, by Deloitte & Touche LLP, Power Integrations’ independent registered public accounting firm.

	Fiscal	Fiscal
(in thousands)	2022	2021
Audit Fees(1)	$1,485	$1,362
Audit-Related Fees(2)	—	13
Tax Fees(3)	170	166
All Other Fees	—	—
Total Fees	$1,655	$1,541
(1)	Audit fees consist of fees billed for professional services rendered for the audit of our consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. Audit fees for 2022 and 2021 include fees for professional services rendered for the audits of the effectiveness of internal control over financial reporting.
(2)	In 2021, audit-related fees are related to filing our Form S-8 statement.
(3)	In 2022 and 2021, tax fees related primarily to tax planning and tax compliance advice.

All fees described above were approved by the Audit Committee.

Pre-Approval Policy and Procedures

The Audit Committee has a policy to approve in advance the engagement of the independent registered public accounting firm for all audit services and non-audit services, based on independence, qualifications and, if applicable, performance, and approve the fees and other terms of any such engagement; provided, however, that the Audit Committee may establish pre-approval policies and procedures for any engagement to render such services, provided that such policies and procedures (a) are detailed as to particular services, (b) do not involve delegation to management of the Audit Committee’s responsibilities, and (c) provide that, at its next scheduled meeting, the Audit Committee is informed as to each such service for which the independent auditor is engaged pursuant to such policies and procedures. In addition, the Audit Committee may delegate to one or more members of the committee the authority to grant pre-approvals for such audit and non-audit services, provided that (1) the decisions of such member(s) to grant any such pre-approval shall be presented to the Audit Committee at its next scheduled meeting and (2) the Audit Committee has established policies and procedures for such pre-approval of services consistent with the requirements of clauses (a) and (b) above.

THE BOARD RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 4

REPORT OF THE AUDIT COMMITTEE OF THE BOARD*

During 2022, four independent, non-employee directors served on the Audit Committee: Mr. Iyer, Mrs. Ganti, Drs. Lloyd and Sayiner. On October 25, 2022, Dr. Lloyd resigned as a director at which time the remaining three directors composed the Audit Committee: Mr. Iyer, Mrs. Ganti and Dr. Sayiner. The Committee operates under a written charter adopted by the Board, which can be found on our website at www.power.com.

The Audit Committee, the Company’s management and the independent registered public accounting firm (Deloitte & Touche LLP) have specific but different responsibilities relating to Power Integrations’ financial reporting. Management is responsible for Power Integrations’ internal controls and the financial reporting process. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles, as well as expressing an opinion on the effectiveness of the Company’s internal controls. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of any independent auditor (including resolution of disagreements between management and the auditor regarding financial reporting) engaged by the company for the purpose of preparing or issuing an audit report or related work. The Audit Committee consults with the independent auditor to assure partner rotation at least every five years, as required by applicable rules, and in order to assure continuing auditor independence. The Audit Committee annually evaluates the qualifications, performance and independence of the auditor. The evaluation includes reviewing the auditor’s quality-control procedures and a review of the lead audit partner, taking into consideration the opinions of management and the Company’s internal auditors. The results of the evaluation are reported to the Board together with any recommendations for necessary actions.

The Audit Committee meets with the auditor periodically throughout the year to discuss the planning and staffing of the annual audit. The Audit Committee also meets with both management and the auditor to discuss the results of the annual audit, including the auditor’s assessment of the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments and estimates, the adequacy of the financial statement disclosures and any other matters required to be communicated to the Committee under the standards of the Public Company Accounting Oversight Board (“PCAOB”).

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2022, with management and Deloitte & Touche LLP. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB. The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, the Audit Committee has recommended to the Board that the audited consolidated financial statements be included in Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

AUDIT COMMITTEE

Balakrishnan S. Iyer (Chair)

Anita Ganti

Necip Sayiner

*	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 24, 2023 with respect to the beneficial ownership of Power Integrations’ common stock by:

●	each person known by Power Integrations to be the beneficial owner of more than 5% of Power Integrations common stock;
●	each executive officer named in the Summary Compensation Table;
●	each director and director nominee of Power Integrations; and
●	all executive officers and directors of Power Integrations as a group.

	Beneficial Ownership
	Number of	Percent of
Beneficial Owners(1)	Shares(2)	Total(3)
5% Stockholders
BlackRock, Inc.(4)	6,800,403	11.9%
55 East 52nd Street
New York, NY 10055
The Vanguard Group(5)	5,752,108	10.1%
100 Vanguard Blvd.
Malvern, PA 19355
Neuberger Berman Group LLC(6)	3,494,264	6.1%
1290 Avenue of the Americas
New York, NY 10104
Named Executive Officers and Directors
Balu Balakrishnan(7)	474,924	*
Sandeep Nayyar(8)	47,813	*
Radu Barsan(9)	3,381	*
David “Mike” Matthews(10)	73,722	*
Yang Chiah Yee	7,844	*
Wendy Arienzo(11)	10,932	*
Nicholas E. Brathwaite(12)	45,045	*
Anita Ganti(13)	5,966	*
William George(14)	67,924	*
Nancy Gioia(15)	837	*
Balakrishnan S. Iyer(16)	17,722	*
Necip Sayiner(17)	4,500	*
Ravi Vig	—	*
All directors and current executive officers as a group (16 persons)(18)	981,892	1.7%
*	Less than 1%
(1)	Power Integrations believes that the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws (where applicable), except where otherwise stated in the footnotes to this table.
(2)	A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days, such as upon the exercise of options to purchase our common stock granted to executive officers.
(3)	Percentages are based on 57,191,467 shares of common stock outstanding on March 24, 2023, provided that any additional shares of common stock that the stockholder has the right to acquire within 60 days after March 24, 2023, or May 23, 2023, are deemed to be outstanding for the purposes of calculating that stockholder’s percentage of beneficial ownership.
(4)	Based on Schedule 13G/A filed with the SEC on January 23, 2023 reporting beneficial ownership as of December 31, 2022. BlackRock, Inc. has sole voting power with respect to 6,638,882 of these shares, and sole dispositive power with respect to all 6,800,403 of these shares. BlackRock, Inc. reports that BlackRock Fund Advisors beneficially owns shares reported as beneficially owned by BlackRock, Inc., constituting 5% or greater of the shares of our common stock outstanding.

(5)	Based on Schedule 13G/A filed with the SEC on February 9, 2023, reporting beneficial ownership as of December 30, 2022. The Vanguard Group, Inc. has sole dispositive power with respect to 5,596,785 of these shares, shared voting power with respect to 97,517 of these shares, and shared dispositive power with respect to 155,323 of these shares.
(6)	Based on Schedule 13G/A filed with the SEC on February 10, 2023, reporting beneficial ownership as of December 31, 2022. Neuberger Berman Group LLC (“NBG”) has shared voting and dispositive power with respect to 3,456,116 and 3,494,264 of these shares, respectively, Neuberger Berman Investment Advisers LLC (“NBIA”) has shared voting and dispositive power with respect to 3,414,644 and 3,452,030 of these shares, respectively, and each of Neuberger Berman Equity Funds (“NBEF”) and Neuberger Berman Genesis Fund (“NBGNX”) has shared voting and dispositive power with respect to 2,266,202 of these shares. NBG and its affiliates may be deemed to be beneficial owners of the shares because they or certain affiliated persons have shared power to retain, dispose of or vote the securities of unrelated clients. NBG or its affiliated persons do not, however, have any economic interest in the securities of those clients. The clients have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. No one client has an interest of more than 5% of Power Integrations.
(7)	Consists of 456,174 shares held by the Balu and Mohini Balakrishnan Family Trust Dated 6-9-1993, of which Mr. Balakrishnan is a trustee, 18,750 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 24, 2023.
(8)	Includes 3,750 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 24, 2023.
(9)	Includes 3,250 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 24, 2023.
(10)	Includes 3,000 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 24, 2023.
(11)	Includes 1,711 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 24, 2023.
(12)	Includes 1,711 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 24, 2023.
(13)	Includes 1,711 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 24, 2023.
(14)	Includes 1,711 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 24, 2023.
(15)	Includes 837 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 24, 2023.
(16)	Includes 1,711 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 24, 2023.
(17)	Includes 1,711 shares of common stock issuable upon the vesting of restricted stock units within 60 days after March 24, 2023.
(18)	Consists of shares held by each executive officer and director, including: 215,282 shares held by executive officers other than named executive officers; and 6,000 shares of common stock issuable upon the vesting of restricted stock units, held by executive officers who are not named executive officers, within 60 days after March 24, 2023; and the shares described in footnotes 7 through 17 above.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about Power Integrations’ common stock that may be issued upon the exercise of options and rights under all of the existing equity compensation plans as of December 31, 2022, which consist of the Power Integrations 1997 Outside Directors Stock Option Plan, the Power Integrations 1997 Employee Stock Purchase Plan, the Power Integrations 2007 Equity Incentive Plan and the Power Integrations 2016 Incentive Award Plan. None of the Company’s existing equity compensation plans permit the repricing of stock appreciation rights or stock options for a lower exercise price or cash buyouts without stockholder approval.

			Number of Securities
		Weighted-	Remaining Available for
	Number of Securities	Average	Future Issuance Under
	to be Issued Upon	Exercise Price of	Equity Compensation
	Exercise of	Outstanding	Plans (Excluding
	Outstanding Options	Options and	Securities Reflected in
Plan Category	and Rights	Rights	Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by stockholders
1997 Outside Directors Stock Option Plan(1)	—	—	200,000
1997 Employee Stock Purchase Plan(2)	—	—	733,433
2007 Equity Incentive Plan(3)	181,150	—	—
2016 Incentive Award Plan	1,184,889	—	3,980,139
Total equity compensation plans approved by stockholders	1,366,039	—	4,913,572
Equity compensation plans not approved by stockholders	—	—	—
Totals	1,366,039	—	4,913,572
(1)	On July 28, 2009, this plan was amended to generally prohibit outstanding options from being amended to reduce the exercise price of such outstanding options or canceled in exchange for cash, other awards or options with a lower exercise price without stockholder approval.
(2)	As of December 31, 2022, a total of 733,433 shares remained available for future issuance under the 1997 Employee Stock Purchase Plan. The maximum number of shares subject to purchase rights under the 1997 Employee Stock Purchase Plan is a function of stock price and total employee contributions. As such we cannot reasonably determine the number of shares subject to outstanding purchase rights as of December 31, 2022.
(3)	On July 28, 2009, this plan was amended to generally prohibit outstanding options or stock appreciation rights from being canceled in exchange for cash without stockholder approval and already prohibited the repricing of any outstanding stock awards and the canceling and re-granting of any outstanding stock awards without stockholder approval.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

To our knowledge, based solely on review of the forms furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2022, we believe that all Section 16(a) filing requirements applicable to the executive officers, directors and persons who beneficially own more than 10% of our common stock were complied with in 2022 with the exception of a Form 4 filed late for Nicholas E. Brathwaite, our director, relating to a sale of 9,845 shares of our common stock in August 2022. This late filing was due to an administrative oversight outside the control of our stock administration department.

COMPENSATION OF DIRECTORS

Cash Compensation. Pursuant to our cash compensation policy, each of our directors, with the exception of Mr. Balakrishnan, receives $11,250 per quarter to serve as a member of the Board, and the chairman of the Board receives an additional $7,500 per quarter to serve in such capacity. Our non-employee directors do not receive per meeting fees.

In addition, the chairs of the Audit Committee, Compensation Committee and Nominating and Governance Committee, receive $5,000, $3,750, and $2,500 per quarter, respectively. Non-chair members of the Audit Committee, Compensation Committee and Nominating and Governance Committee receive $2,500, $2,000 and $1,250 per quarter, respectively, to serve on these committees.

Non-employee directors are reimbursed for all reasonable travel and related expenses incurred in connection with attending Board and committee meetings.

Equity Awards. Additionally, directors who are not employees of Power Integrations each receive equity compensation.

Initial and annual equity incentive grants are made to non-employee directors primarily under the Power Integrations 2016 Incentive Award Plan (the “2016 Plan”) as follows (the “Directors Equity Compensation Program”):

●	On the first trading day of July in each year (the “Regular Grant Date”), each continuing eligible director will receive a grant of an equity award in the form RSUs under the 2016 Plan with an aggregate value of $120,000 (the “Equity Award”). Each such Equity Award would vest in full effective immediately prior to the commencement of the Company’s first annual meeting of stockholders in the year following the year of the Regular Grant Date, provided that the recipient is still providing services to the Company as a director and provided further, that 100% of the shares subject to such Equity Award would be deemed fully vested upon the occurrence of a “Change of Control,” as such term is defined in the 2016 Plan;
●	A new eligible director generally would receive an Equity Award consisting of RSUs equal to the prorated portion of the Company’s annual Equity Awards based on the time between the date the new director is appointed to the Board and the first trading day of Nasdaq in the month of July following such director’s appointment; and
●	The Directors Equity Compensation Program will remain in effect at the discretion of the Board or the Compensation Committee.

Mr. Balakrishnan, our chief executive officer and president, was not compensated for his services as a member of the Board.

The following table shows for the fiscal year ended December 31, 2022 certain information with respect to the compensation of all non-employee directors of Power Integrations:

Director Compensation for Fiscal Year 2022

	Fees Earned or	Restricted Stock
Name	Paid in Cash(1)	Unit Awards(2)(3)	Total
Wendy Arienzo	$65,000	$119,975	$184,975
Nicholas E. Brathwaite	$55,000	$119,975	$174,975
Anita Ganti	$55,000	$119,975	$174,975
William L. George	$88,000	$119,975	$207,975
Balakrishnan S. Iyer	$70,000	$119,975	$189,975
Jennifer A. Lloyd (4)	$59,000	$119,975	$178,975
Necip Sayiner	$59,000	$119,975	$178,975
Steven J. Sharp (5)	$22,500	—	$22,500
(1)	This column represents annual director fees and committee fees earned in 2022.
(2)	Represents the grant date fair value of RSU awards granted in fiscal year 2022, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”). The grant date fair value was calculated by multiplying the closing market price of our common stock on the grant date by the number of shares underlying the award, reduced by the discounted present value of dividends expected to be declared before the awards vest.
(3)	As of December 31, 2022, each non-employee director held 1,711 unvested restricted stock units except for Dr. Lloyd, whose grant was forfeited upon her departure from the Board on October 25, 2022.

(4)	Served as a non-employee director until she resigned from the Board, effective on October 25, 2022.
(5)	Served as a non-employee director until he retired from the Board, which was effective at the 2022 annual meeting of stockholders held on May 20, 2022.

An equity award with an aggregate value of approximately $120,000 was granted to each non-employee director on July 1, 2022. No other equity awards were granted to non-employee directors in fiscal year 2022. The RSU grants will vest immediately prior to the Annual Meeting, subject to the non-employee director’s continued service to the date of the Annual Meeting. The number of RSUs issued under such equity award was calculated as $120,000 divided by the per share fair market value of our common stock on the date of grant.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The primary objectives of the Compensation Committee with respect to executive compensation are as follows:

1.	To establish compensation levels that enable us to attract and retain qualified executive management;
2.	To fairly compensate executives for the value of work provided;
3.	To compensate executives for achieving specific company goals and objectives;
4.	To align the incentives of our executives with the interests of our stockholders by providing equity awards to executives so that each executive has a meaningful ownership interest in our company; and
5.	To implement executive compensation programs in an objective and non-discriminatory manner.

To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a substantial portion of the executives’ overall compensation to our company’s financial performance and the price of our common stock. Overall, an executive’s total compensation is intended to create an executive compensation program that is set at levels competitive with the executive compensation paid by other comparable public technology companies.

The Compensation Committee believed the metrics of the 2022 executive compensation plan (the “2022 Plan”) were directly tied to our core operating performance, were key factors in driving stockholder value, and were important business elements that Power Integrations’ executives could meaningfully influence. By focusing on these metrics, the Compensation Committee sought to align the financial interests of our executives with those of our stockholders.

Role of Our Chief Executive Officer in Determining Compensation. Mr. Balakrishnan, Power Integrations’ president and chief executive officer, reviews with the Compensation Committee on a regular basis our compensation philosophy and programs, including with respect to the named executive officers (the executive officers appearing in our summary compensation table in this proxy), so that the Compensation Committee can make any changes necessary to keep the company’s compensation philosophy and programs aligned with the company’s business objectives. Mr.  Balakrishnan makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers. The Compensation Committee also utilizes an outside compensation consultant to stay abreast of developments in the competitive landscape for executive compensation. The Compensation Committee considers, but is not bound to and does not always accept, management’s and the outside consultant’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Balakrishnan’s compensation with him, but deliberates and makes decisions with respect to Mr. Balakrishnan’s compensation without him present.

Mr. Balakrishnan attends some of the Compensation Committee meetings, but leaves the meetings as appropriate when matters of executive compensation specific to him are discussed or voted upon.

Comparative Compensation Analysis and Role of Compensation Consultant. Power Integrations generally aligns both its cash and equity compensation to market comparables. In 2022, the Compensation Committee engaged an independent compensation consulting firm, Radford, part of the Rewards and Solutions practice at Aon plc (“Aon”), to assist in the analysis of compensation survey data. Aon attends Compensation Committee meetings from time to time and provides peer-group analysis, feedback and recommendations to the Compensation Committee. In addition to survey data, the Compensation Committee considers from time to time information reported in peer companies’ SEC filings for all elements of compensation, including salary, annual cash and equity incentive or bonus compensation, and equity compensation.

In 2022, Aon performed a review of the performance metrics (revenue, non-GAAP operating income and strategic goals) used in connection with the establishment of the 2022 Plan, including the number of PSUs granted to each of the named executive officers, and the revenue target used in connection with the company’s grant of PRSUs.

The Compensation Committee utilized a peer analysis performed in January 2021 to complete the 2022 compensation review. The 2021 peer analysis considered peer companies to be U.S. based semiconductor companies with similar global scope and complexity, and businesses falling into specific categories of semiconductors and related services, such as integrated circuits, semiconductor solutions and computer communications and with an enterprise value of approximately 33% to 300% of Power Integrations’ enterprise value. The peer group that resulted from this screening method consisted of 19 companies and was large and diverse enough that the addition or elimination of any two companies did not alter the overall analysis materially.

The full list of nineteen companies was as follows:

Company Name	Company Name
Advanced Energy Industries, Inc.	Lattice Semiconductor Corporation
Ambarella, Inc.	MACOM Technology Solutions, Inc.
Axcelis Technologies, Inc.	Maxlinear, Inc.
Cirrus Logic, Inc.	Monolithic Power Systems, Inc.
Wolfspeed, Inc.	Rambus, Inc.
Diodes, Inc.	Semtech Corporation
Enphase Energy, Inc.	Silicon Labs
FormFactor, Inc.	Universal Display Corporation
Inphi Corporation	Xperi Holding Corporation
Knowles Corporation

In 2022, the Compensation Committee continued to utilize the 50th percentile as a general reference point, but not a specific target, for the aggregate value of base salary and target performance-based equity incentive compensation for the named executive officers, and the 75th percentile as a general reference point, but not a specific target, for long-term equity incentive compensation. The Compensation Committee continued to utilize a higher general reference point for long-term equity incentive compensation than the other components of executive compensation to provide a stronger incentive to the executive officers to manage the company as owners with equity stakes in the business.

In 2022, Aon reviewed Mr. Balakrishnan’s and the named executive officers’ equity compensation and recommended that the equity grants for 2022 be the same combination of RSUs, PSUs and PRSUs as was granted in 2021. The PRSU grants are intended to promote and retain stability within the executive team by setting multi-year performance targets.

The Compensation Committee is not bound by award formulas and is free to exercise its discretion to adjust salaries, bonus awards and equity awards. Generally, in arriving at compensation levels the Compensation Committee also considers the pay history of each executive, the relative pay among executives, the performance of the company and the performance and experience of each executive.

The Role of Stockholder Say-on-Pay Votes. Each year since 2011, we have provided our stockholders with the opportunity to cast an advisory vote on executive compensation, and at each of these annual meetings of stockholders our stockholders approved the disclosure of the executive compensation plans. In 2022, more than 96% of the shares present and entitled to vote at the annual meetings of stockholders were cast in favor of the disclosure of the compensation of our named executive officers. The Compensation Committee viewed this approval as a strong endorsement of our compensation policies and practices and continued to conduct itself in a manner consistent with past practice in establishing the following year’s base salaries and equity compensation. Although the stockholder vote is non-binding, the Compensation Committee will consider the outcome of future votes, including the vote which will take place at the Annual Meeting, when making future compensation decisions for named executive officers.

Executive Compensation Components

The 2022 Plan comprised the following components:

a)	base salary,
b)	performance-based equity incentive awards (“PSUs”),
c)	long-term performance-based equity incentive awards (“PRSUs”) and
d)	long-term time-based equity incentive awards (“RSUs”).

In addition, the named executive officers are eligible to participate in our health and welfare programs, employee stock purchase plan (subject to limitations), 401(k) plan and other benefit programs generally available to employees of the company.

Base Salary. We pay a base salary to each of our named executive officers to provide an appropriate and competitive base level of current cash income. The Compensation Committee generally reviews base salaries annually, and adjusts them from time to time to realign salaries with perceived market levels after taking into account individual responsibilities, performance and experience. In 2022, the Compensation Committee granted salary increases of approximately 5% for the Company’s chief executive officer and 4% for the other named executive officers. The adjusted salary levels were consistent with peer company salary levels for analogous positions.

Performance-based Equity Incentive Awards. The Compensation Committee believes that a substantial portion of the annual compensation for each executive officer should be in the form of variable (i.e., performance-based) equity incentive awards. These awards are intended to compensate executive officers for achieving annual financial goals at the corporate level. The Compensation Committee utilizes these awards to attract and retain qualified executives, align their interests with those of the Company’s stockholders, and provide appropriate executive and leadership incentives.

In 2022, as in prior years, the Compensation Committee granted performance-based equity incentive awards in the form of PSUs. The aggregate value of PSUs awarded on the grant date to all of the named executive officers was approximately 6% higher than the PSUs awarded pursuant to the 2021 Plan. The PSUs are awarded at the beginning of the fiscal year in the amount of 200% of the number of shares that will ultimately vest if the target performance criteria are met but not exceeded. The PSUs vest depending on the extent to which the Company meets or exceeds the minimum performance criteria discussed under “Mechanics of 2022 Performance-based Equity Incentive Awards” below; the amount of shares vesting can range from zero to 100% of the shares awarded.

In 2022, the Compensation Committee utilized an Aon survey and 2021 peer group analysis comparing the value of target PSU awards with the short-term incentive compensation paid to executive officers in analogous positions at peer companies in verifying the Compensation Committee’s general reference point for the 2022 target value. The value of the PSU grants for each officer at target was between the 25th and 50th percentiles of the value of cash targets for each position in the Aon survey. Overall, the value of 2022 PSU target compensation was approximately 139% of the annual base salary for the company’s chief executive officer and approximately 55% to 75% of annual base salary for the company’s other named executive officers. These percentages are consistent with 2021 and positioned between the 25th and 50th percentiles for similar compensation at our peer companies.

Mechanics of 2022 Performance-based Equity Incentive Awards

For the 2022 Plan, the Compensation Committee determined that the number of shares subject to the PSUs that would ultimately vest, and therefore our officers would receive, would be determined based upon the company’s 2022 performance in three areas: net revenue, non-GAAP operating income and strategic goals. The Compensation Committee’s intent in the design of the 2022 Plan was to emphasize revenue growth and to focus management on operating profitability by tying vesting to non-GAAP operating income (as defined below) and create long-term value for our stockholders. The weighting of these components was as follows:

	Threshold(1)	Target(2)	Maximum(3)
Net revenue	0%	40%	80%
Non-GAAP operating income	0%	30%	60%
Strategic goals	0%	30%	60%
Total	0%	100%	200%
(1)	No PSUs would vest for a specific performance goal if Power Integrations’ 2022 actual net revenue or revenue growth, actual non-GAAP operating income and strategic goals, as applicable, did not exceed at least an established minimum amount as set forth in the 2022 Plan.
(2)	Target represents the number of PSUs which would vest for a specific goal if Power Integrations’ 2022 actual net revenue or revenue growth, actual non-GAAP operating income and strategic goals, as applicable, met but did not exceed the established target amount as set forth in the 2022 Plan.
(3)	Maximum represents the maximum awards which could vest for a specific goal if Power Integrations’ 2022 actual net revenue or revenue growth, actual non-GAAP operating income and strategic goals, as applicable, met or exceeded the established maximum amounts as set forth in the 2022 Plan.

“Non-GAAP operating income” means operating income for 2022 determined in accordance with the generally accepted accounting principles in the United States (“GAAP”) but excluding the following items: (i) stock-based compensation expenses recorded under Accounting Standard Codification 718-10; (ii) amortization of acquisition-related intangible assets and the fair-value write-up of acquired inventory, (iii) any other mergers and acquisitions related expenses and (iv) any other adjustment made to arrive at the company’s non-GAAP financial information as presented in our SEC filings. The Compensation Committee excluded these items because the Compensation Committee reasoned that these items were not indicative of operating performance and did not relate to achieving Power Integrations’ compensation objectives.

Revenue Component:

The Company regards revenue growth as a key measure of its success and maintains a goal of growing revenues at a rate exceeding that of the analog semiconductor industry as reported by World Semiconductor Trade Statistics (“WSTS”). The Compensation Committee set the below revenue thresholds based on the prevailing macroeconomic and industry conditions, intending that the difficulty of attaining the thresholds would be consistent with that of prior years, i.e., that the target and maximum levels under the 2022 Plan represented challenging, aggressive goals.

The PSUs vesting under the revenue component shall be calculated based on an Absolute Measure and Relative Measure, each as described below, with the higher of the two calculations resulting in the actual shares vested.

Absolute Measure: The PSUs would not vest for the named executive officers with respect to the revenue component of the 2022 Plan if 2022 revenues failed to exceed $700 million. To the extent 2022 actual revenues exceeded $700 million, the number of shares subject to the PSUs vesting would have increased linearly from zero at $700 million, up to 100% of the target amount at $750 million, and linearly from that level up to a maximum of 200% of the target amount at $775 million.

Relative Measure: The PSUs would not vest for the named executive officers with respect to the revenue component of the 2022 Plan if the Company’s revenue annual growth rate (“AGR”) for the year ended December 31, 2022, failed to exceed a minimum threshold set at four percentage points lower than the revenue AGR of the analog semiconductor industry (the “Index”), derived using historical and forecasted revenue data reported by World Semiconductor Trade Statistics (“WSTS”). To the extent the Company’s revenue AGR exceeded the minimum threshold of four percentage points below the Index, the number of PSU shares vesting would have increased linearly from zero at the minimum threshold, up to 100% of the target amount when the Company’s revenue AGR was equal to the Index, and linearly from that level up to a maximum of 200% of the target amount when the Company’s revenue AGR was equal to or greater than six percentage points higher than the Index.  In the event that the Company’s revenue AGR is zero or negative, vesting is limited to no more than 100% of the target amount.

In January 2023, under the revenue component, based on the $651.1 million of net revenue achieved in 2022, the Compensation Committee determined that none of the total target PSUs awarded would vest in 2023.

Non-GAAP Operating Income Component:

The PSUs would not vest for the named executive officers with respect to the non-GAAP operating income component of the 2022 Plan if 2022 non-GAAP operating income failed to exceed $209.0 million. To the extent actual non-GAAP operating income exceeded $209.0 million, the number of shares subject to the PSUs vesting would have increased linearly from zero at $209.0 million of non-GAAP operating income up to 100% of the target amount at $229.0 million, and linearly from that level up to a maximum of 200% of the target amount at $235.1 million. The non-GAAP operating income thresholds were derived from the revenue thresholds based on the Board-approved budget for 2022. The Compensation Committee believed that reaching these levels would have been unlikely without market-share gains and operational effectiveness. In January 2023, under the non-GAAP operating income component, based on the $206.1 million of non-GAAP operating income achieved in 2022, the Compensation Committee determined that none of the total target PSUs awarded would vest in 2023.

Strategic Goals Component:

The PSUs would not vest for the named executive officers with respect to the strategic-goals component of the 2022 Plan if the established goals were not achieved. Each of the strategic goals was assigned a percentage of 2% to 18% adding up to 30% of the target. The strategic-goals portion of the 2022 Plan consisted of five strategic goals, including goals related to product development, design wins impacting future revenue growth, increased wafer and manufacturing capacity and manufacturing cost reductions. If all of the strategic goals met or exceeded the minimum established threshold, then the number of shares subject to PSU vesting for the strategic goals component would have increased linearly from zero at the minimum level up to 100% if the target strategic goals were met, and up to a maximum of 200% if the stretch strategic goals were met or exceeded. In January 2023, under the strategic goals component, based on the level of strategic goals achieved in 2022, the Compensation Committee determined that 200% of the total target PSUs awarded would vest in 2023.

Long-term Equity Incentive Awards. In 2022, the Compensation Committee approved grants of RSUs and PRSUs. The RSU awards typically have a four-year vesting period with one-fourth of the RSUs vesting on each anniversary of the grant-date over four years, in accordance with the Company’s standard vesting schedule for RSUs. The PRSU awards will vest based on achievement of the Company’s revenue compound annual growth rate (“CAGR”) for the three-year period ending December 31, 2024 as compared to the revenue CAGR of the analog semiconductor industry reported by World Semiconductor Trade Statistics. As with the PSUs, the

PRSUs are awarded in the amount of 200% of the number of shares that will ultimately vest if the target revenue CAGR is met but not exceeded, with the full amount vesting if the maximum revenue CAGR is met or exceeded. The 2024 revenue CAGR is a multi-year target for growth intended to have difficulty in attaining. The portion of PRSUs that will vest will be calculated based on the Company’s revenue CAGR for the three-year period ending December 31, 2024 as compared to the established minimum, target and maximum revenue CAGR thresholds, and will vest in early 2025 upon determination by the Compensation Committee of the achievement of the performance condition. In the event of any mergers, acquisitions or divestitures or any patent or other litigation settlements or judgements during the performance period, the revenue CAGR target shall be adjusted based on an approved plan presented to the Board.

The 2022 PRSU awards would not vest in early 2025 if the Company’s actual revenue CAGR for the three-year period ending December 31, 2024 does not exceed at least the established minimum threshold amount. To the extent actual revenue CAGR increases above the minimum amount, the PRSU vesting would increase linearly from zero at the minimum amount up to 100% of the target amount when actual revenue CAGR equals the target revenue CAGR, with the number of shares vesting increasing linearly above the target amount as actual revenue CAGR increases above the target amount of revenue CAGR, up to a maximum of 200% of the target amount of shares when actual revenue CAGR equals or exceeds the established maximum revenue CAGR. At this point, based on current projections, no vesting of PRSUs would be achieved.

Determination of Amounts of RSUs and PRSUs

The Compensation Committee approved a target PRSU grant of 34,000 units and a RSU grant of 34,000 units, to Mr. Balakrishnan. The aggregate target grant-date fair value of these grants was $5.3 million. The Compensation Committee considered the value of the PRSU grant as a percentage of the total long-term equity award. For the chief executive officer’s 2022 equity grants, the Compensation Committee awarded 50% in the form of target PRSUs and 50% in the form of RSUs. This percentage was deemed appropriate considering the difficulty of setting long-term performance criteria in an industry experiencing constant and disruptive change.

The Compensation Committee approved a target PRSU grant of 4,500 units and a RSU grant of 13,500 units with an aggregate target grant-date fair value of approximately $1.4 million to Mr. Nayyar. For Mr. Barsan, the Compensation Committee approved a target PRSU grant of 3,600 units and a RSU grant of 10,800 units with an aggregate target grant-date fair value of approximately $1.1 million. For Mr. Matthews the Compensation Committee approved a target PRSU grant of 2,800 units and a RSU grant of 8,400 units with an aggregate target grant-date fair value of approximately $0.9 million. For Mr. Yee, the Compensation Committee approved a target PRSU grant of 2,800 units and a RSU grant of 8,400 units with an aggregate target grant-date fair value of approximately $0.9 million.

The total value of the long-term incentive awards for the named executive officers was determined considering both the leadership and relative contribution of each executive to the performance of the company, and the long-term incentive pay of peer companies along with data from Aon. As a group, the value of the long-term incentive grants noted above to the named executive officers was positioned at the 50th percentiles for similar compensation at our peer companies.

Stock Ownership Guideline. In April 2013, the company established a CEO stock-ownership guideline, believing that ownership of the Company’s common stock is an effective means to reinforce alignment of the chief executive officer’s interests with those of the Company’s stockholders, and such guidelines were amended in April 2021. Our chief executive officer is required to own a number of shares of the Company’s common stock having a value equal to at least three times his current base salary. This stock ownership guideline provides for a three-year period to attain the target ownership level. As of March 24, 2023, Mr. Balakrishnan’s stock ownership exceeded the stock ownership guidelines.

Employment Agreements. The named executive officers are employed at-will. Based on the Company’s desire to link executive compensation with performance, the executive-compensation program does not include employment agreements.

Other Compensation. Our executive officers are party to benefits agreements and offer letters (“Employment Benefits Agreements”) that contain provisions regarding severance benefits in the event the executive is terminated without cause, resigns for good reason or is terminated within 18 months following a change of control or Mr. Balakrishnan ceasing to be our chief executive officer (a “Termination upon Change of Control”). In the event of a termination without cause or resignation for good reason these benefits include (i) a cash severance payment based upon the executive’s highest annual salary from the company in the preceding three years and 50% of the value of the executive’s annual performance-based equity incentive awards at the maximum applicable performance level (100% in the case of Mr. Balakrishnan), (ii) payment of a pro-rated portion, based on the number of days served in the performance period, of the executive’s targeted annual performance-based equity incentive awards at the maximum applicable performance level, (iii) the pro-rated portion of any PRSUs earned prior to termination at the performance level as determined by the

Board or Compensation Committee on the date of determination, (iv) continued health coverage and (v) in the case of Mr. Balakrishnan, accelerated vesting of stock options and RSUs. If the executive incurs a Termination upon Change of Control, the benefits include (i) a cash severance payment based upon the executive’s highest annual salary from the company in the preceding three years and 50% of the value of the executive’s annual performance-based equity incentive awards at the maximum applicable performance level (200% in the case of Mr. Balakrishnan and up to 100% in the case of any senior executives), (ii) payment of a pro-rated portion of the executive’s targeted annual performance-based equity incentive awards at the maximum applicable performance level, (iii) 100% accelerated vesting of outstanding PSUs and PRSUs at the maximum applicable performance level, (iv) in the case of a change of control without termination, 25% accelerated vesting of stock options and RSUs, provided, however (a) Mr. Balakrishnan’s stock options and RSUs vest in full, and (b) 50% (or 100% if a senior executive) of all stock options and RSUs shall vest in full prior to Change of Control to the extent the acquiring company does not assume the company’s stock options and RSUs. After a set age, if an executive officer retires following an extended amount of service to our company, the executive officer may also receive continued health plan coverage, a pro-rated portion of any PRSUs earned prior to termination at the performance level as determined by the Board or Compensation Committee, and extended time to exercise stock options pursuant to the Employment Benefits Agreements. The Compensation Committee approved these Employment Benefits Agreements because it believes these severance provisions are necessary to retain our current executives and to attract future executives. The level of benefits under the Employment Benefits Agreements was established by the Compensation Committee to provide retention incentives in line with similar incentives at comparable companies. Certain of these severance benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The severance benefits are also intended to attract and retain executive officers by mitigating the risk of employment and compensation loss due to a change of control. A summary of the material terms of these Employment Benefits Agreements, together with a quantification of the benefits available under the benefits agreements, may be found in the section below entitled “Summary of Executive Compensation-Employment Contracts and Termination of Employment and Change of Control Agreements.”

Perquisites and Generally Available Benefit Programs. We annually review the perquisites that named executive officers receive. Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan. In addition, the named executive officers may participate in the various employee benefit plans that are generally available to all employees, including medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In 2022, 2021 and 2020 Power Integrations contributed to the employee 401(k) plan; the plan provided a contribution match of 4% of salary up to a maximum of $12,200 in 2022, $11,600 in 2021, and $11,400 in 2020.The Company’s contribution is discretionary and the decision to contribute is made by the company each year based on business conditions. We do not provide specified retirement programs such as pension plans, or deferred compensation plans. We provide certain retirement benefits to the named executive officers, as described below under the heading “Retirement Benefits.”

Compensation “Clawback”. In 2009, we implemented a compensation “clawback” mechanism with respect to compensation of our executive officers. The claw-back conditions the payment of any cash or equity bonuses to executive officers on an agreement to repay a portion of the bonuses in the event of a financial restatement resulting from intentional misconduct by the officers. Specifically, any officer determined by the Board to have engaged in intentional misconduct resulting in material noncompliance by the company with any financial reporting requirements of federal securities laws, in turn resulting in the restatement of any financial statement filed in the twelve months prior to the bonus payout, will reimburse the company the difference between the amount of any bonus received and the amount the officer would have received had the amount of the bonus been calculated based on the restated financial statements.

Compensation Committee Report*

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

Compensation Committee:

Wendy Arienzo (Chair)

Nicholas Brathwaite

William L. George

*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Power Integrations under the Securities Act of 1933 or the Securities Exchange Act of 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

Summary Compensation Table

The following table shows the compensation awarded to, or earned by, our chief executive officer, our chief financial officer and our three other most highly compensated executive officers serving in such capacity at December 31, 2022. We refer to these employees collectively as our “named executive officers.”

					Change in
					Retirement Value
					and Nonqualified
					Deferred
				Stock	Compensation	All Other
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	Earnings(3)	Compensation(4)	Total
Balu Balakrishnan	2022	$690,961	$1,000	$6,310,294	—	$13,074	$7,015,329
President and Chief	2021	$662,173	—	$5,890,071	—	$12,441	$6,564,685
Executive Officer	2020	$638,231	$1,500	$5,080,867	—	$12,517	$5,733,115

Sandeep Nayyar	2022	$427,443	$1,000	$1,733,492	—	$22,159	$2,184,094
Chief Financial Officer	2021	$398,346	—	$1,616,269	—	$28,826	$2,043,441
	2020	$393,577	—	$1,429,083	—	$12,517	$1,835,177

Radu Barsan	2022	$397,981	$1,000	$1,410,900	—	$17,516	$1,827,397
Vice President,	2021	$383,250	—	$1,342,877	—	$30,941	$1,757,068
Technology	2020	$368,384	—	$1,241,880	—	$12,517	$1,622,781

Mike Matthews	2022	$362,981	$5,500	$1,079,510	—	$33,078	$1,481,069
Vice President,	2021	$348,115	$6,000	$1,019,624	—	$41,468	$1,415,207
Product Development	2020	$334,231	$1,500	$956,063	—	$10,671	$1,302,465

Yang Chiah Yee	2022	$362,981	$1,000	$1,079,510	—	$14,274	$1,457,765
Vice President,	2021	$195,192	—	$1,683,525	$38,990	$5,629	$1,923,336
Worldwide Sales(5)
(1)	The “Bonus” for 2022 includes a discretionary cash bonus for all named executive officers. Mr. Matthews was also awarded bonuses in 2022 and 2021 for work on several patents that were assigned to Power Integrations. Mr. Balakrishnan and Mr. Matthews were awarded bonuses in 2020 for their work on several patents assigned to Power Integrations.
(2)	The grant-date fair value for all stock awards has been calculated in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in Note 7 to our audited consolidated financial statements for the fiscal year ended December 31, 2022, included in our Annual Report on Form 10-K. In the case of time-based RSUs, the grant-date fair value was calculated by multiplying the closing price of our common stock on the grant date by the number of shares underlying the award, reduced by the discounted present value of dividends expected to be declared before the awards vest. In the case of annual and long-term performance-based equity incentive awards granted in 2022, 2021 and 2020, all of which were subject to certain performance conditions, as further described in the “Compensation Discussion & Analysis” section with respect to the 2022 grants, the fair value at the grant date is based upon the probable outcome of the satisfaction of the performance conditions. The grant-date fair value was calculated by multiplying the closing stock price on the grant date by each award, reduced by the discounted present value of dividends expected to be declared before the awards vest.
a.	The amounts for 2022 are presented at target. Assuming the maximum level of performance conditions was achieved for performance-based awards, the grant-date fair value of the stock awards granted to Mr. Balakrishnan, Mr. Nayyar, Mr. Barsan, Mr. Matthews and Mr. Yee in 2022 is $9,959,096, $2,410,215, $1,976,384, $1,501,475 and $1,501,475, respectively.
b.	The amounts for 2021 are presented at target. Assuming the maximum level of performance conditions was achieved for performance-based awards, the grant-date fair value of the stock awards granted to Mr. Balakrishnan, Mr. Nayyar, Mr. Barsan, Mr. Matthews, and Mr. Yee in 2021 is $9,305,053, $2,242,502, $1,868,975, $1,420,475 and $2,099,416, respectively.

c.	The amounts for 2020 are presented at target. Assuming the maximum level of performance conditions was achieved for performance-based awards, the grant-date fair value of the stock awards granted to Mr. Balakrishnan, Mr. Nayyar, Mr. Barsan, and Mr. Matthews in 2020 is $8,005,092, $1,975,904, $1,719,132 and $1,323,951, respectively.
(3)	Includes an estimate of the aggregate change in the actuarial present value of each named executive officer’s accumulated benefit under the named executive officer’s retirement plan.
a.	The table excludes the negative aggregate change in the actuarial present value in 2022 of Mr. Nayyar’s, Mr. Matthews’, and Mr. Yee’s accumulated benefits under the named executive officers’ retirement plan in the amount of ($10,844), ($6,209), and ($8,469), respectively.
b.	The table excludes the negative aggregate change in the actuarial present value in 2021 of Mr. Nayyar’s and Mr. Matthews’ accumulated benefits under the named executive officers’ retirement plan in the amount of ($3,391) and ($1,207), respectively.
c.	The table excludes the negative aggregate change in the actuarial present value in 2020 of Mr. Nayyar’s and Mr. Matthews’ accumulated benefits under the named executive officers’ retirement plan in the amount of ($4,786) and ($2,426), respectively.
(4)	Includes 401(k) plan contribution match and life insurance premiums as well as vacation cash-out which all employees have the option to participate in after one full year of service.
(5)	Mr. Yee joined Power Integrations in June 2021. He was not a named executive officer in 2020.

Pay Ratio

The annual total compensation of the median employee and the annual total compensation of our chief executive officer (“CEO”) were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. Using the methodology described below, our CEO’s annual total compensation in 2022 as reported in the Summary Compensation Table included in this proxy statement was $7,015,329 and our median employee’s annual total compensation in 2022 was $111,020. As a result, our 2022 CEO to median employee pay ratio was approximately 63:1.

Consistent with SEC rules, the 2022 CEO to median employee pay ratio was calculated using the median employee identified in 2020. There were no significant changes in our employee compensation or employee population in 2022 as compared to 2020 that would significantly affect the pay ratio. We chose December 1, 2020 as the date for establishing the employee population used in identifying the median employee and used fiscal 2020 as the measurement period. We identified the median employee using a consistently applied compensation measure which includes annual base salary or wages, target annual performance-based equity awards based on their grant date fair values, target commissions and target long-term equity awards based on their grant date fair values. Permanent employees who joined in 2020 and permanent employees who were on leave during 2020 were assumed to have worked for the entire year. All U.S. and non-U.S. employees employed as of December 1, 2020 were captured. No cost-of-living adjustments were made.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our human resources system of record and the methodology described above. Because the SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Grants of Plan-Based Awards in 2022

The following table shows for the fiscal year ended December 31, 2022, certain information regarding grants of plan-based awards to the named executive officers:

						All Other
						Stock
			Estimated Future Payouts Under			Awards:
			Equity Performance-based Incentive			Number of	Grant Date Fair
			Plan Awards and Long-term			Shares of	Value of Stock
Name	Grant Date		Performance-based Incentive Awards(1)			Stock or Units	Awards(5)
			Threshold	Target	Maximum
Balu Balakrishnan	2/2/2022	(2)	—	12,000	24,000		$964,241
	2/2/2022	(3)	—	34,000	68,000		$2,684,561
	2/2/2022	(4)				34,000	$2,661,492

Sandeep Nayyar	2/2/2022	(2)	—	4,000	8,000		$321,414
	2/2/2022	(3)	—	4,500	9,000		$355,310
	2/2/2022	(4)				13,500	$1,056,769

Radu Barsan	2/2/2022	(2)	—	3,500	7,000		$281,237
	2/2/2022	(3)	—	3,600	7,200		$284,248
	2/2/2022	(4)				10,800	$845,415

Mike Matthews	2/2/2022	(2)	—	2,500	5,000		$200,884
	2/2/2022	(3)	—	2,800	5,600		$221,081
	2/2/2022	(4)				8,400	$657,545

Yang Chiah Yee	2/2/2022	(2)	—	2,500	5,000		$200,884
	2/2/2022	(3)	—	2,800	5,600		$221,081
	2/2/2022	(4)				8,400	$657,545
(1)	These columns set forth the threshold, target and maximum amounts of PSUs for each named executive officer for the year ended December 31, 2022 under the 2022 Plan. The actual grant date fair values of the awards earned for the year ended December 31, 2022, for each named executive officer are set forth in the “Summary Compensation Table” above. As such, the amounts set forth in these columns do not represent additional compensation earned by the named executive officers for the year ended December 31, 2022. For a description of the 2022 Plan, see “Compensation Discussion and Analysis.”
(2)	Reflects PSUs granted pursuant to the 2022 Plan, which were granted under the 2016 Incentive Award Plan. No PSUs were to vest if Power Integrations’ 2022 actual revenue, actual non-GAAP operating income and strategic goals did not exceed at least established minimum amounts as set forth in the 2022 Plan; target represents the number of performance stock units which would have vested if the metrics in the 2022 Plan were met at target; and maximum represents the maximum awards which would have vested if the metrics in the 2022 Plan were met at or above the maximum amounts, which maximum number of performance is 200% of the target number. Payouts were to increase linearly from the minimum to target and target to maximum, based on performance. The Compensation Committee determined that Power Integrations satisfied the strategic goals component under the 2022 Plan at the maximum level. Accordingly, 60% of the target PSUs vested and the underlying shares were issued in February 2023.
(3)	Reflects PRSUs granted. No PRSUs are to vest if Power Integrations’ actual compound annual revenue growth rate for the three-year period ending December 31, 2024 (“3-Year Revenue CAGR”) does not exceed at least a minimum amount relative to that of the analog semiconductor industry as reported by World Semiconductor Trade Statistics for such period (the “Analog Industry CAGR”); target represents the number of PRSUs which would vest if Power Integrations’ 3-Year Revenue CAGR equals the Analog Industry CAGR; and maximum represents the maximum awards which would vest if Power Integrations’ 3-Year Revenue CAGR equals or exceeds an established maximum amount relative to the Analog Industry CAGR.
(4)	Restrictions on the RSU awards lapse at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant, subject to the awardee’s continued service to the Company.
(5)	Represents the grant-date fair value of stock awards as determined in accordance with ASC 718. In the case of time-based RSUs, the grant-date fair value was calculated by multiplying the closing price of our common stock on the grant date by the number of shares underlying the award reduced by the discounted present value of dividends expected to be declared before the awards vest. In the case of performance-based equity incentive awards, the grant-date fair value is presented at target, which represented the probable outcome of the satisfaction of the performance conditions at the date of grant.

The amount of salary and grant-date fair value of performance-based equity incentive awards in proportion to total compensation in 2022 varied by executive but was consistent with the Compensation Committee’s objectives with respect to executive compensation. See “Compensation Discussion and Analysis” above for a discussion of our 2022 annual and long-term performance stock units and other elements of compensation.

Outstanding Equity Awards at 2022 Fiscal Year-End

The following table shows for the fiscal year ended December 31, 2022, certain information regarding outstanding equity awards at fiscal year-end for the named executive officers. None of our named executive officers held any stock options at December 31, 2022.

Outstanding Equity Awards at December 31, 2022

	Stock Awards
				Equity Incentive		Equity Incentive
				Plan Awards:		Plan Awards:
				Number of		Market Value of
	Number of		Market Value of	Unearned Shares,		Unearned Shares,
	Shares or Units		Shares or Units	Units or Other		Units or Other
	of Stock That		of Stock That	Rights That Have		Rights That Have
Name	Have Not Vested		Have Not Vested (10)	Not Vested		Not Vested (10)
Balu Balakrishnan	56,250	(1)	$4,034,250	88,000	(6)	$6,311,360
	24,000	(2)	$1,721,280	60,000	(7)	$4,303,200
	22,000	(3)	$1,577,840	68,000	(8)	$4,876,960
	22,500	(4)	$1,613,700	24,000	(9)	$1,721,280
	34,000	(5)	$2,438,480

Sandeep Nayyar	11,250	(1)	$806,850	12,000	(6)	$860,640
	5,550	(2)	$398,046	8,000	(7)	$573,760
	9,000	(3)	$645,480	9,000	(8)	$645,480
	9,000	(4)	$645,480	8,000	(9)	$573,760
	13,500	(5)	$968,220

Radu Barsan	9,750	(1)	$699,270	10,400	(6)	$745,888
	4,950	(2)	$355,014	6,600	(7)	$473,352
	7,800	(3)	$559,416	7,200	(8)	$516,384
	7,425	(4)	$532,521	7,000	(9)	$502,040
	10,800	(5)	$774,576

Mike Matthews	9,000	(1)	$645,480	8,000	(6)	$573,760
	4,350	(2)	$311,982	5,000	(7)	$358,600
	6,000	(3)	$430,320	5,600	(8)	$401,632
	5,625	(4)	$403,425	5,000	(9)	$358,600
	8,400	(5)	$602,448

Yang Chiah Yee	11,811	(4)	$847,085	5,330	(7)	$382,268
	8,400	(5)	$602,448	5,600	(8)	$401,632
				5,000	(9)	$358,600
(1)	Represents RSU awards which vest at the rate of 12.5% per year with the initial vest date of April 1, 2018.
(2)	Represents RSU awards granted on February 12, 2019 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.

(3)	Represents RSU awards granted on February 4, 2020 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.
(4)	Represents RSU awards granted on February 1, 2021 and for Mr. Yee on July 1, 2021 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.
(5)	Represents RSU awards granted on February 2, 2022 which vest at the rate of 25% per year with full vesting on the fourth anniversary of the date of grant.
(6)	Represents the maximum number of PRSUs granted in 2020 which could vest if the performance vesting criteria with respect to such PRSUs were fully satisfied and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. PRSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until the Compensation Committee makes such determination. Vesting occurred in February 2023 concurrent with the filing of the company’s 2022 Form 10-K at 31.6% of target based on Company performance measured against an established net revenue target for fiscal year 2022.
(7)	Represents the maximum number of PRSUs granted in 2021 which could vest if the performance vesting criteria with respect to such PRSUs were fully satisfied and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. PRSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Compensation Committee makes such determination. Vesting occurs upon filing of the Company’s Form 10-K in 2024 based on Company performance measured against an established net revenue target for fiscal year 2023.
(8)	Represents the maximum number of PRSUs granted in 2022 which could vest if the performance vesting criteria with respect to such PRSUs were fully satisfied and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. PRSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Compensation Committee makes such determination. Vesting occurs upon filing of the Company’s Form 10-K in 2025 based on Company performance measured against an established net revenue target for fiscal year 2024.
(9)	Represents the maximum number of PSUs which could vest under the 2022 Plan if the performance vesting criteria with respect to such PSUs were satisfied and if the participant remained in continuous service as an employee, director or consultant through the employment vesting date indicated in the participant’s grant notice. PSUs will not be deemed to be vested based upon the attainment of performance conditions unless and until Power Integrations’ Compensation Committee makes such determination and only if the participant remains in continuous service as an employee, director or consultant through the employment vesting date. Vesting occurred upon filing of the Company’s 2022 Form 10-K based on Company performance measured against an established net revenue, non-GAAP operating income and strategic goals targets for fiscal year 2022. These PSUs vested at 60% of target based on maximum achievement of the strategic goals component, as discussed in “Compensation Discussion and Analysis” above.
(10)	Value calculated by multiplying the number of shares underlying the award by $71.72, the closing price of our common stock on December 30, 2022, which was the last trading day of 2022.

Option Exercises and Stock Vested in Fiscal 2022

The following table presents for the fiscal year ended December 31, 2022, certain information concerning the aggregate number of shares for which options were exercised and stock awards were vested during fiscal 2022 for each of the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise(1)	Acquired on Vesting(2)	Vesting(3)
Balu Balakrishnan			171,250	$14,501,955
Sandeep Nayyar			44,000	$3,711,097
Radu Barsan			38,425	$3,241,289
Mike Matthews	12,000	$825,480	32,625	$2,755,364
Yang Chiah Yee			8,784	$706,534
(1)	Represents the difference between the aggregate market price of the common stock acquired on the date of exercise and the aggregate exercise price.
(2)	Consists of shares acquired upon vesting of RSUs, PSUs and PRSUs.
(3)	Represents the aggregate market price of the common stock on the date of vesting.

Employment, Severance and Change of Control Agreements

Executive Officer Benefits Agreement. In May 2014, Power Integrations entered into an amended and restated chief executive officer benefits agreement with Balu Balakrishnan, which was amended in June 2020 solely to clarify a definition therein (as amended, the “CEO Benefits Agreement”) and amended and restated executive officer benefits agreements with Sandeep Nayyar, chief financial officer, Radu Barsan, vice president, technology, Mike Matthews, vice president, product development, which were also amended in June 2020 solely to clarify a definition therein. An executive officer benefits agreement was also entered into with Yang Chiah Yee, vice president worldwide sales, in connection with commencement of his employment in July 2021, which was amended in August 2022 solely to grant Mr. Yee the benefits of a senior executive. The executive officers’ benefits agreements referenced in this paragraph, including the CEO Benefits Agreement, as amended as the case may be, are referred to as the “Executive Officer Benefits Agreements,” and the executive officers referred to in this paragraph, are referred to as the “Officers.” The Executive Officer Benefits Agreements, as amended as the case may be, provide for certain benefits, as described below, including: acceleration of vesting of stock options, RSUs, and in certain circumstances, PSUs, and PRSUs, upon a change of control of Power Integrations,

●	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason within 18 months after a change of control or change in our chief executive officer (a “Termination Upon Change of Control”),
●	severance benefits in the event of termination of employment by Power Integrations without cause or resignation by the Officer for good reason, and
●	retirement benefits.

These benefits are coupled with non-competition obligations that might not be enforceable in the absence of additional consideration. The executive officers must also execute a release of claims in a form reasonably satisfactory to the company and continue to abide by the terms and conditions of any confidentiality and/or proprietary rights agreement between the respective executive officers and the company.

A change of control is defined in the Executive Officer Benefits Agreements as an acquisition by any person of a beneficial ownership of 50% or more of Power Integrations’ voting stock or outstanding shares of common stock, certain mergers or other business combinations involving Power Integrations, the sale of more than 50% of Power Integrations’ assets, liquidation of Power Integrations, or a change in the majority of the incumbent members of the Board within a two-year period (except changes in the Board’s composition approved by a majority of the directors). “Cause” includes, among other acts, a material act of theft, dishonesty, fraud, falsification of records, improper disclosure of confidential information, or an intentional act by the Officer causing harm to the reputation of Power Integrations, and “good reason” includes, among other acts, a material decrease in the Officer’s compensation or benefits following a change of control, a demotion or material reduction in responsibility level, or relocation of more than 50 miles from the Officer’s current work place or a material adverse change in working conditions or established working hours which persist for a period of six months.

Upon a change of control, 100% of Mr. Balakrishnan’s then-unvested shares subject to options or RSUs will vest and all then-unvested shares subject to PSUs and PRSUs shall accelerate and vest at the maximum performance level for each applicable award immediately prior to the consummation of the change of control. With respect to the other Officers, upon a change of control, 100% of the then-unvested shares subject to PSUs and PRSUs shall accelerate and vest at the maximum performance level for each applicable award immediately prior to the consummation of the change of control, and 25% of the Officer’s then-unvested shares subject to options or RSUs will vest. However, if an acquiring company does not assume the options or RSUs, 50% of the Officer’s then-unvested shares will vest if the Officer is a “new executive” (generally an executive with fewer than five years of service to Power Integrations as an executive officer) and 100% of the Officer’s then-unvested shares will vest if the Officer is a “senior executive” (generally an executive with at least five years of continuous service to Power Integrations as an executive officer). Mr. Nayyar, Mr. Barsan, Mr. Matthews and Mr. Yee are senior executives.

Mr. Balakrishnan is entitled to severance benefits in the event that he is terminated without cause or he resigns for good reason within 18 months after a change of control. These severance benefits include a payment equal to the sum of two years of his highest annual salary in the preceding three years (or his currently effective salary if it would be his highest annual salary) from Power Integrations plus 200% of the cash value of his targeted annual performance-based equity incentive awards, at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination). Also, Mr. Balakrishnan shall receive the cash value of that portion of his then effective targeted annual performance-based equity incentive awards at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination (i.e., a fraction, the numerator of which is the number of days in the applicable performance period prior to such termination of employment and the denominator of which is the total number of days in the applicable performance period). In addition, Mr. Balakrishnan shall receive accelerated vesting of 100% of all his then-outstanding stock options and other stock awards (to the extent such stock awards do not constitute a portion of his annual performance-based equity incentive awards), extension of the post-termination stock option exercise period to one year, and continued medical and dental coverage under the Power Integrations’ health plans for twenty-four months at Power Integrations’ expense.

Each Officer other than Mr. Balakrishnan is entitled to severance benefits in the event that such Officer is terminated without “cause” or resigns for “good reason” within 18 months after (i) a change of control or (ii) the date that Mr. Balakrishnan ceases to serve as chief executive officer. These severance benefits include a payment equal to six months of the Officer’s highest annual salary in the preceding three years (or the Officer’s currently effective salary if it would be such Officer’s highest annual salary) from Power Integrations plus the cash value of 50% of the Officer’s targeted annual performance-based equity incentive awards at the maximum achievable performance level (whether consisting of cash or stock awards measured as of the date of termination) and for a senior executive, up to an additional six months of the Officer’s highest annual salary and the cash value of 50% of the Officer’s annual performance-based equity incentive awards at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination) until such senior executive secures new employment, paid on a ratable monthly basis. Also, the Officer shall receive the cash value of that portion of the Officer’s then effective targeted annual performance-based equity incentive awards at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination (i.e., a fraction, the numerator of which is the number of days in the applicable performance period prior to such termination of employment and the denominator of which is the total number of days in the applicable performance period). In addition, each Officer is entitled to the accelerated vesting of 50% of then-unvested shares subject to options or stock awards (to the extent such stock awards do not constitute a portion of the Officer’s annual performance-based equity incentive awards) if the Officer is a new executive, or vesting of 100% of then unvested shares subject to options or stock awards (to the extent such stock awards do not constitute a portion of the Officer’s annual performance-based equity incentive awards) if the Officer is a senior executive, extension of the post-termination stock option exercise period to one year for vested options, and continued medical and dental coverage under the Power Integrations’ health plans at Power Integrations’ expense for up to six months if the Officer is a new executive, or for up to twelve months if the Officer is a senior executive.

In addition, each Officer is entitled to severance benefits in the event of termination of employment by Power Integrations without cause or resignation by such Officer for good reason. Such severance benefits include a payment equal to six months (twelve months in the case of Mr. Balakrishnan) of the Officer’s highest annual salary in the preceding three years (or the Officer’s currently effective salary if it would be such Officer’s highest annual salary) plus 50% (100% in the case of Mr. Balakrishnan) of the Officer’s annual performance-based equity incentive awards at the maximum achievable performance level (whether consisting of cash or stock awards, measured as of the date of termination), and the cash value of that portion of the Officer’s then effective targeted annual performance-based equity incentive awards at the maximum achievable performance level as measured on the date of termination, prorated based on days through the date of termination. In addition, each Officer and Mr. Balakrishnan is entitled to receive a pro rata portion of any outstanding PRSUs based on the number of days served by such Officer, or Mr. Balakrishnan, prior to the date of termination as compared to the performance period for such PRSUs, with any such PRSU vesting at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination, as well as continued medical and dental coverage under the Power Integrations’ health plans for six months (twelve months in the case of Mr. Balakrishnan) at Power Integrations’ expense. In addition, Mr. Balakrishnan is entitled to vesting acceleration of 50% of all his then-unvested stock options and RSUs.

Each Officer is entitled to retirement benefits if he has served Power Integrations for 15 years and has achieved an age of 50, or has served Power Integrations for 10 years and has achieved an age of 55, is not employed elsewhere, full time (other than for an organization described in section 501(c) (3) of the Internal Revenue Code of 1986, as amended), or otherwise engaged in “Competition” (as defined in the Executive Officer Benefits Agreement) with Power Integrations, and does not recruit or employ any present or future employee of Power Integrations. The Officer is entitled to the extension of his post-termination stock option exercise period for vested options for the earlier of the term of the option (not to exceed five years in the case of Officers other than Mr. Balakrishnan) or the termination of the option in connection with any change of control and medical and dental benefits for such Officer and such Officer’s dependents at Power Integrations’ expense until such Officer achieves the age of 65; thereafter, participation in the health plans would be at the Officer’s expense. In addition, each Officer and Mr. Balakrishnan is entitled to receive a pro-rated portion of any outstanding PRSUs based on the number of days served by such Officer or Mr. Balakrishnan, prior to the date of retirement as compared to the performance period for such PRSUs, with any such PRSU vesting at the performance levels as determined by the Power Integrations’ Board or Compensation Committee on the date of determination. In the event the Officer’s service to Power Integrations’ is terminated due to death or permanent disability after satisfying the requirements to achieve retirement benefits, such Officer, or such Officer’s beneficiaries, shall be entitled to the preceding benefits.

Power Integrations will use commercially reasonable efforts to provide that the Officer will continue to be eligible for coverage under Power Integrations’ medical and dental plans upon retirement. These retirement benefits will also become available if an Officer was eligible for such benefits and his employment terminates due to death or disability.

If any of the payments and benefits provided under the Executive Officer Benefits Agreements in connection with a change of control (the “Payments”) would result in a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the Executive Officer Benefits Agreements, as amended), whichever amount provides the greatest amount of benefit to the Officer.

Retirement Benefits

The following table provides information concerning the actuarial present value of retirement health benefits as of December 31, 2022, for each named executive officer.

		Present Value of
	Number of Years	Accumulated
Name	Credited Service	Benefit (in $000)
Balu Balakrishnan	34	—
Sandeep Nayyar	12	$12
Radu Barsan	9	—
Mike Matthews	30	$28
Yang Chiah Yee	1	$31

Having reached the appropriate age and the required years of service with Power Integrations, Mr. Matthews, Mr. Nayyar and their spouses are eligible to receive medical benefits upon retirement until they achieve the age of 65. Having reached the age of 65 Messrs. Balakrishnan and Barsan are not eligible to receive medical benefits upon retirement. The valuation method and all material assumptions are as follows: The amounts determined in the above table are associated with the provision of health care coverage after retirement. The valuation method is pursuant to the Financial Accounting Standards Board’s Accounting Standards Codification 715, Retirement Benefits Compensation, (“ASC 715”). The Projected Unit Credit attribution method was used; the attribution of the obligation is over the period from hire to benefit eligibility (the earlier of age 50 with 15 years of service or age 55 with 10 years of service). Other than for eligibility purposes, service is not considered in the calculation. The benefit consists of health-care coverage from retirement until age 65. The basis for the benefit is premiums paid by the employer to a third-party insurer, without additional subsidy imputed. The obligations were calculated using the following assumptions:

●	The discount rate for future payments was 5.51% as of December 31, 2022.
●	The assumed annual increase in health care costs is 10% as of December 31, 2022, with the annual increase lessening by ½% per year, to an ultimate rate of 5% after 2033.
●	25% of active participants are assumed to become eligible and elect coverage at retirement.

●	Retirement is assumed to take place at age 62, or at first eligibility if older.
●	2/3 of active employees are assumed to have eligible spouses who, at the employee’s retirement, will be covered by the plan. Husbands are assumed to be three years older than their wives.

Potential Payments upon Retirement or Change of Control

The following table provides information concerning the estimated payments and benefits that would be provided in each of the circumstances described above. Payments and benefits are estimated assuming that the triggering event took place on December 31, 2022, and the price per share of Power Integrations’ common stock is $71.72, the closing price on the Nasdaq Global Select Market on December 30, 2022, the last trading day of 2022. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different. The information presented below assumes no adjustment of the payment of benefits to help avoid excise tax under Section 409A of the Internal Revenue Code of 1986, as amended.

		Potential Payments Upon Involuntary
		Termination Other Than for Cause or
		Voluntary Termination for Good		Continuation of Service Without Termination
		Reason		After Change of Control
		Not within 18	Within 18
		months of a	months of a	Acquiring Company	Acquiring Company
	Retirement	Change of	Change of	Assumes	Does Not Assume
Name/Type of Benefit	Benefits	Control (1)	Control (2)	RSUs/PRSUs(3)	RSUs/PRSUs(4)
Balu Balakrishnan
Cash Severance-Base Salary	$—	$695,000	$1,390,000	$—	$—
Severance-Equity Bonus (5)	—	1,721,280	3,442,560	1,721,280	1,721,280
RSU Vesting Acceleration (6)	—	5,692,775	11,385,550	11,385,550	11,385,550
PRSU Vesting Acceleration (7)	997,195	997,195	15,491,520	15,491,520	15,491,520
Continued Coverage of Employee Benefits (8)	—	24,290	48,579	—	—
Total Termination Benefits: (9)	$997,195	$9,130,540	$31,758,209	$28,598,350	$28,598,350

Sandeep Nayyar
Cash Severance-Base Salary	$—	$215,000	$430,000	$—	$—
Severance-Equity Bonus (5)	—	286,880	573,760	573,760	573,760
RSU Vesting Acceleration (6)	—	—	3,464,076	866,019	3,464,076
PRSU Vesting Acceleration (7)	135,981	135,981	2,079,880	2,079,880	2,079,880
Continued Coverage of Employee Benefits (8)	76,207	22,252	44,505	—	—
Total Termination Benefits: (9)	$212,188	$660,113	$6,592,221	$3,519,659	$6,117,716

Radu Barsan
Cash Severance-Base Salary	$—	$200,000	$400,000	$—	$—
Severance-Equity Bonus (5)	—	251,020	502,040	502,040	502,040
RSU Vesting Acceleration (6)	—	—	2,920,797	730,199	2,920,797
PRSU Vesting Acceleration (7)	—	117,850	1,735,624	1,735,624	1,735,624
Continued Coverage of Employee Benefits (8)	—	9,990	19,981	—	—
Total Termination Benefits: (9)	$—	$578,860	$5,578,442	$2,967,863	$5,158,461

Mike Matthews
Cash Severance-Base Salary	$—	$182,500	$365,000	$—	$—
Severance-Equity Bonus (5)	—	179,300	358,600	358,600	358,600
RSU Vesting Acceleration (6)	—	—	2,393,655	598,414	2,393,655
PRSU Vesting Acceleration (7)	90,654	90,654	1,333,992	1,333,992	1,333,992
Continued Coverage of Employee Benefits (8)	381,115	28,506	57,011	—	—
Total Termination Benefits: (9)	$471,769	$480,960	$4,508,258	$2,291,006	$4,086,247

Yang Chiah Yee
Cash Severance-Base Salary	$—	$182,500	$365,000	$—	$—
Severance-Equity Bonus (5)	—	179,300	358,600	358,600	358,600
RSU Vesting Acceleration (6)	—	—	1,449,533	362,383	1,449,533
PRSU Vesting Acceleration (7)	—	—	783,900	783,900	783,900
Continued Coverage of Employee Benefits (8)	—	9,478	18,956	—	—
Total Termination Benefits: (9)	$—	$371,278	$2,975,989	$1,504,883	$2,592,033
(1)	Reflects benefits in the event of involuntary termination other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twelve months salary plus his annual performance-based equity incentive awards at the maximum applicable performance level (measured as of the termination date), plus 50% acceleration of all his then-unvested RSUs plus twelve months medical and dental coverage; and with respect to all other named executive officers, six months of salary plus 50% of the executive officer’s annual performance-based equity incentive awards at the maximum applicable performance level (whether consisting of cash or PSUs, measured as of the termination date) plus six months of medical and dental coverage.

(2)	For termination within 18 months of a change of control (which, for these purposes for executive officers other than Mr. Balakrishnan, includes Mr. Balakrishnan ceasing to be our chief executive officer) other than for cause or voluntary termination for good reason: with respect to Mr. Balakrishnan twenty-four months’ salary plus 200% of his annual performance-based equity incentive awards at the maximum applicable performance level (measured as of the termination date), 100% acceleration of all his then-unvested RSUs and PRSUs at maximum performance level and two years medical and dental coverage; for all others, six months’ salary plus 50% of the executive officer’s annual performance-based equity incentive awards at the maximum applicable performance level (whether consisting of cash or stock awards, measured as of the termination date), 100% of unvested RSUs would vest upon a change of control for senior executives and 50% of unvested RSUs would vest upon change of control for new executives and 12 months medical and dental coverage for senior executives and six months medical and dental coverage for new executives. If executive is a senior executive, payment up to an additional six months’ salary and 50% of the executive officer’s annual performance-based equity incentive awards at the maximum applicable performance level (measured as of the termination date) will be paid in ratable monthly installments until the executive secures new employment. The amounts set forth in the table assume that the senior executives will not secure new employment.
(3)	Reflects benefits in the event of a change of control in which the acquiring company assumes outstanding RSUs. With respect to Mr. Balakrishnan 100% of all his then-unvested RSUs would vest; for all others, 25% of the unvested RSUs would vest.
(4)	Reflects benefits in the event of a change of control in which the acquiring company did not assume outstanding RSUs. With respect to Mr. Balakrishnan 100% of all his then-unvested RSUs would vest and for all others, 50% of the unvested RSUs would vest for a new executive and 100% for a senior executive.
(5)	In mid-2009, Power Integrations began utilizing annual PSUs in lieu of cash for Power Integrations’ annual performance-based compensation for executive officers. The applicable PSU agreements relating to the annual performance-based compensation as entered into with each of Power Integrations’ executive officers provide that PSUs will be treated in the same manner as cash for the payments of the target bonus in connection with a Termination Upon Change in Control or Termination of Employment (as defined in the Executive Officer Benefits Agreements). The PSUs deemed vested will be paid in shares of Power Integrations’ common stock equal to the number of PSUs deemed vested, and the market value is determined using $71.72 per share, the closing price per share on the Nasdaq Global Select Market at December 30, 2022, the last trading day of 2022.
(6)	Reflects the aggregate market value of unvested RSU awards for which vesting would accelerate in such event. The aggregate market value is computed by multiplying (i) $71.72, the closing price per share on the Nasdaq Global Select Market on December 30, 2022, the last trading day of 2022, by (ii) the number of unvested awards that would be subject to accelerated vesting in such event at December 31, 2022.
(7)	Reflects the aggregate market value of unvested PRSU awards for which vesting would accelerate in such event. The aggregate market value is computed by multiplying (i) $71.72, the closing price per share on the Nasdaq Global Select Market on December 30, 2022, the last trading day of 2022, by (ii) the number of unvested awards that would be subject to accelerated vesting in such event at December 31, 2022.
(8)	For retirement, upon completion of service and age requirements, health coverage is paid until the age of 65. For severance, reflects the cost of health coverage (COBRA) to maintain the benefits currently provided, calculated based upon the rates at December 31, 2022.
(9)	The total termination benefits received by the Officer for termination within 18 months of a change of control may be lower than what is stated in this table in light of a provision in the Officers’ respective Executive Officers Benefits Agreement which states that if any of the payments and benefits provided under such agreements (the “Payments”) in connection with a change of control would result in a “parachute payment” under Section 280G of the Internal Revenue Code, the amount of such Payments will be either (i) the full amount of the Payments or (ii) a reduced amount which would result in no portion of the Payments being subject to excise tax (as defined in the respective agreements), whichever amount provides the greatest amount of benefit to the Officer.

The table above describes potential payments to our Officers in the event of retirement or a change of control as of December 31, 2022. The table includes the acceleration of outstanding performance stock units in connection with a change of control.

Policy on Hedging

Our Board has adopted a policy that prohibits directors, executive officers and other “insiders” from engaging in short sales, transactions in put or call options, hedging transactions or other inherently speculative transactions with respect to our common stock at any time. Further, our employee handbook extends this policy to all of our employees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Power Integrations’ Compensation Committee consists of Drs. Arienzo and George and Mr. Brathwaite. None of the current members of the Compensation Committee is or has ever been an officer or employee of Power Integrations or its subsidiaries. None of Power Integrations’ executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Power Integrations’ Board or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related-Party Transactions, Policies and Procedures. Our policy, included in our Code of Business Conduct and Ethics, is that all directors, officers, and employees must avoid any activity that is or appears to conflict with the interests of Power Integrations. Our directors, officers, and employees are aware of the applicable provisions of our Code of Business Conduct and Ethics, and we become aware of related-party transactions through periodic reviews by, and notifications to, management, including the completion of an annual Director and Officer questionnaire. We conduct a review of all related party transactions for potential conflicts of interest. Any potential conflicts of interest must be reviewed and ratified, if applicable, by the Audit Committee and or another independent body of the Board.

Related-Party Transactions. Our company employs Vikram Balakrishnan, son of Balu Balakrishnan, our chief executive officer. In fiscal 2022 Vikram Balakrishnan’s total compensation was $487,539, which includes salary, the grant-date fair value of stock awards, 401(k) contribution match, discretionary cash bonus, patent bonus and a home allowance related to international assignment. In fiscal 2022, our company had commercial transactions totaling $587,951 with Tessolve Semiconductor, whose account manager is the brother of director Nicholas E. Brathwaite. During fiscal 2022, we did not have any other related-party transactions requiring review, nor did we have any transactions where the policy and procedure were not followed.

PAY VERSUS PERFORMANCE DISCLOSURE

The Compensation Actually Paid, (“CAP”) disclosed below for our Principal Executive Officer (“PEO”) and Non-PEO named executive officers “Non-PEO NEOs”, which represents the average amounts of all named executive officers excluding our PEO, was calculated in accordance with the requirements of Item 402(v) of Regulation S-K. The CAP figures presented in the table below incorporate total executive compensation as reported in the Summary Compensation Table adjusted for changes in the fair value of equity awards and pension benefits. Accordingly, CAP does not equate to the amount that is actually paid to any executive in a given year and is merely a measurement determined by the SEC in an effort to identify the relationship between executive compensation and a Company’s financial performance.

The following table sets forth the CAP to our PEO and average of our Non-PEO NEOs, serving in such capacity, along with certain measures of Company performance in each of the three years ended December 31, 2022, December 31, 2021 and December 31, 2020:

	Summary		Average Summary	Average	Value of Initial Fixed
	Compensation	Compensation	Compensation	Compensation	$100 Investment Based on
	Table	Actually Paid	Table Total for	Actually Paid	Total Shareholder	Peer Group
	Total	to the	Non-PEO	to Non-PEO	Return	Total Shareholder	(in thousands)
Year	for PEO	PEO (1) (2)	NEOs	NEOs (1) (3)	(TSR) - POWI	Return (4)	Net Income	Net Revenues
2022	$7,015,329	$(13,137,041)	$1,737,581	$(725,064)	$148.28	$142.94	$170,851	$651,138
2021	$6,564,685	$16,724,842	$1,784,763	$3,351,766	$190.35	$219.51	$164,413	$703,277
2020	$5,733,115	$23,622,794	$1,514,513	$4,824,198	$166.78	$153.66	$71,176	$488,318
(1)	See supplemental disclosures below for adjustments made to arrive at CAP for PEO and Non-PEO NEOs.
(2)	For fiscal years 2022, 2021 and 2020, Balu Balakrishnan served as our President and Chief Executive officer.

(3)	For fiscal years 2022 and 2021, Non-PEO NEOs were Sandeep Nayyar, Radu Barsan, Mike Matthews and Yang Chiah Yee. For fiscal year 2020, Non-PEO NEOs were Sandeep Nayyar, Radu Barsan, Mike Matthews and Ben Sutherland.
(4)	Peer Group TSR is based on Philadelphia Stock Exchange Semiconductor Sector Index (SOX) (the “Industry Index”). SOX is a market cap weighted index of 30 US-listed semiconductor companies.

The following graph shows the relationship between CAP and TSR for both the Company and Industry Index, as represented by the Philadelphia Stock Exchange Semiconductor Sector Index. TSR shows the cumulative total return on an investment of $100 in cash on December 31, 2019, through December 31, 2022, in our common stock and the Industry Index, assuming that all dividends were reinvested. The return shown on the graph below is not necessarily indicative of future performance, and we do not make or endorse any predictions as to future stockholder returns.

The following graph shows the relationship between CAP and Net Income:

The following graph shows the relationship between CAP and Net Revenues:

The following are the Company’s three most important performance measures for determining NEO compensation for 2022:

2022 Performance Measures
Net Revenues
Non-GAAP Operating Income
Relative Revenue (1)
(1)	Relative Revenue refers to the Company’s Revenue CAGRs as compared to the Revenue CAGR of the analog semiconductor industry over similar periods. See section “Mechanics of 2022 Performance-based Equity Incentive Awards” above for further details.

Pay versus Performance Supplemental Disclosures

As demonstrated graphically above, the compensation of our named executive officers is structured in a way that closely aligns compensation with overall company performance and further serves to align executive and stockholders’ interests. As described in the “Executive Compensation Components” section above, a significant portion of executive compensation is given in the form of RSUs, PSUs and PRSUs. That section also describes the performance conditions upon which PSUs and PRSUs are valued and thresholds which ultimately determine the number of shares that would vest. For purposes of calculating CAP, the fair value of stock awards is driven by changes in the Company’s stock price and in the case of performance-based awards, changes in the expected achievement of the performance targets.

The below table shows the reconciliation between amounts reported in the Summary Compensation Table to arrive at CAP for our PEO.

	Summary	Exclusion of	Exclusion of	Inclusion of	Inclusion of	Compensation
	Compensation	Change in	Stock	Pension Service	Equity	Actually
	Table Total for	Pension Value for	Awards for	Cost for	Values for	Paid to
Year	PEO	PEO	PEO	PEO	PEO (1)	PEO
2022	$7,015,329	—	$6,310,294	—	$(13,842,076)	$(13,137,041)
2021	$6,564,685	—	$5,890,071	—	$16,050,228	$16,724,842
2020	$5,733,115	—	$5,080,867	—	$22,970,546	$23,622,794
(1)	As calculated in table below for Total – Inclusion of Equity Values PEO.

The below table shows the reconciliation between amounts reported in the Summary Compensation Table to arrive at CAP on average for our Non-PEO NEOs.

	Average	Average	Average	Average	Average	Average
	Summary	Exclusion of	Exclusion of	Inclusion of	Inclusion of	Compensation
	Compensation	Change in	Stock	Pension Service	Equity	Actually
	Table Total	Pension Value for	Awards for	Cost for	Values for	Paid to
Year	Non-PEO NEOs	Non-PEO NEOs	Non-PEO NEOs	Non-PEO NEOs	Non-PEO NEOs (1)	Non-PEO NEOs
2022	$1,737,581	—	$1,325,853	—	$(1,136,792)	$(725,064)
2021	$1,784,763	—	$1,415,573	—	$2,982,576	$3,351,766
2020	$1,514,513	—	$1,145,772	—	$4,455,457	$4,824,198
(1)	As calculated in table below for Total - Average Inclusion of Equity Values Non-PEO NEOs.

The fair value of our equity awards is determined in accordance with the provisions of ASC 718-10, Stock Compensation. Time-vested restricted stock unit grant date fair values are calculated using the stock price as of date of grant. Adjustments have been made using the stock price as of year end and as of each date of vest to reflect the change in fair value. Performance-based restricted stock unit grant date fair values are calculated using the stock price as of date of grant assuming target performance. Adjustments have been made using the stock price and performance expectations as of year end and as of the date of vest to reflect the change in fair value.

The below table shows the changes in fair value of equity awards as reported in Inclusion of Equity Values for our PEO above.

				Fair Value at
	Fair Value of	Change in Value	Change in Value	Last Day of	Total -
	Unvested Current Year	of Prior Year Awards	of Unvested Equity	Prior Year for Awards	Inclusion
	Awards at FYE	Vesting During the Year	from Prior Years	forfeited during FYE	of Equity Values
Year	PEO	PEO	PEO	PEO	PEO
2022	$2,954,864	$(1,405,458)	$(8,508,705)	$(6,882,777)	$(13,842,076)
2021	$10,403,680	$936,780	$4,709,768	—	$16,050,228
2020	$13,261,320	$204,564	$9,504,662	—	$22,970,546

The below table shows the changes in fair value of equity as reported in Average Inclusion of Equity Values for Non-PEO NEOs above.

				Average
	Average	Average	Average	Fair Value at
	Fair Value of	Change in Value	Change in Value	Last Day of	Total -
	Unvested Current Year	of Prior Year Awards	of Unvested Equity	Prior Year for Awards	Average Inclusion
	Awards at FYE	Vesting During the Year	from Prior Years	forfeited during FYE	of Equity Values
Year	Non-PEO NEOs	Non-PEO NEOs	Non-PEO NEOs	Non-PEO NEOs	Non-PEO NEOs
2022	$871,398	$(272,164)	$(1,141,604)	$(594,422)	$(1,136,792)
2021	$2,148,662	$153,008	$680,906	—	$2,982,576
2020	$2,627,706	$48,406	$1,779,345	—	$4,455,457

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials and Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders, allows us to save money by reducing the number of documents we must print and mail and helps protect the environment as well.

Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).

If you are a registered stockholder and have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, for all registered stockholders residing at the same address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding, will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a Notice of Internet Availability of Proxy Materials or a separate set of printed Annual Meeting materials, as applicable, please notify your broker or direct your written request to Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002, or contact the Investor Relations Department at (408) 414-8528. A separate copy of a Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials will then promptly be delivered to you. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials or set of Annual Meeting materials, as applicable, at their address and would like to request householding of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors.

/s/ Sandeep Nayyar
Sandeep Nayyar
Chief Financial Officer & Vice President of Finance
March 31, 2023

A copy of Power Integrations’ Annual Report on Form 10-K for the fiscal year ended December 31, 2022, is available at www.power.com. A printed copy is also available without charge upon written request to: Investor Relations Department, Power Integrations, Inc., 5245 Hellyer Avenue, San Jose, California 95138-1002.

1 Year 2 Years 3 Years Abstain 01 - Wendy Arienzo 04 - Anita Ganti 07 - Ravi Vig 02 - Balu Balakrishnan 05 - Nancy Gioia 03 - Nicholas E. Brathwaite 06 - Balakrishnan S. Iyer For Withhold For Withhold For Withhold 1UPX Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 03S64C + + A Proposals — The Board of Directors recommends a vote “FOR” all the nominees listed and “FOR” Proposals 2 and 4. 2. To approve, on an advisory basis, the compensation of Power Integrations’ named executive officers, as disclosed in the proxy statement. 3. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of Power Integrations’ named executive officers. 1. Election of Directors: Each to be elected to hold office until the 2024 Annual Meeting of Stockholders and until their successors are elected and qualified. For Against Abstain Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below - IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. - Annual Meeting Proxy Card 4. To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of Power Integrations for the fiscal year ending December 31, 2023. MMMMMMMMM 574152 MMMMMMMMMMMM

PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2023 The undersigned hereby appoints Balu Balakrishnan and Sandeep Nayyar, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Power Integrations, Inc. to be held virtually on Friday, May 19, 2023, at 8:00 a.m. Pacific Time, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, AND “FOR” PROPOSALS 2 AND 4 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT, BUT WILL NOT BE VOTED WITH RESPECT TO PROPOSAL 3. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Proxy — Power Integrations - IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. -